Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BETWEEN

ISB FINANCIAL CORP.

AND

MIDWESTONE FINANCIAL GROUP, INC.

SEPTEMBER 11, 2007

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (together with all exhibits and schedules, this “Agreement”) is entered into as of September 11, 2007, between ISB Financial Corp., an Iowa corporation (“ISBF”), and MidWestOne Financial Group, Inc., an Iowa corporation (“MidWestOne”).

RECITALS

A. The Boards of Directors of MidwestOne and ISBF have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the business combination transaction provided for herein in which MidWestOne and ISBF will affiliate in a merger of equals transaction (the “Merger”) with ISBF being the surviving corporation (the “Surviving Corporation”).

B. The Boards of Directors of MidWestOne and ISBF have each determined that the Merger and the other transactions contemplated hereby are consistent with, and will further, their respective business strategies and goals.

C. Pursuant to the terms of this Agreement, each outstanding share of the common stock of MidWestOne, $5.00 par value per share (“MidWestOne Common Stock”), shall be converted at the effective time of the Merger into the right to receive shares of common stock of ISBF, $1.00 par value per share (“ISBF Common Stock”), as provided in this Agreement.

D. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also agree to certain prescribed conditions to the Merger.

E. The parties intend that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Code (as defined below), and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

AGREEMENTS

In consideration of the foregoing premises and the following mutual promises, covenants and agreements, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings.

(a) “Acquisition Transaction” means, with respect to MidWestOne or ISBF, any of the following: (i) a merger or consolidation, or any similar transaction (other than the Merger) of any company with either MidWestOne or ISBF, respectively, or any significant subsidiary, as defined in Rule 1.2 of Regulation S-X of the SEC (a “Significant Subsidiary”), of

MidWestOne or ISBF; (ii) a purchase, lease or other acquisition of all or substantially all the assets of either MidWestOne or ISBF or any Significant Subsidiary of such Person; (iii) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange or otherwise) that would cause such person or group to become the beneficial owner of securities representing 20% or more of the voting power of either MidWestOne or ISBF or any Significant Subsidiary of either; (iv) a tender or exchange offer to acquire securities representing 20% or more of the voting power of MidWestOne or ISBF; (v) a public proxy or consent solicitation made to shareholders of MidWestOne or ISBF seeking proxies in opposition to any proposal relating to any aspect of the Contemplated Transactions that has been recommended by the board of directors of MidWestOne or ISBF; (vi) the filing of an application or notice with any Regulatory Authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses (i) through (iv) above; or (vii) the making of a bona fide proposal to MidWestOne or ISBF or their respective shareholders, by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (v) above.

(b) “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such specified Person.

(c) “Bank Merger” means the merger of MidWestOne Bank and ISBF Bank-B with and into, and under the charter of, ISBF Bank-A.

(d) “Business Day” means any day on which the trading of stock occurs on the Nasdaq Global Market.

(e) “Call Reports” means the quarterly reports of income and condition required to be filed with the FDIC.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (i) the Merger; (ii) the Bank Merger; (iii) the performance by ISBF and MidWestOne of their respective covenants and obligations under this Agreement; and (iv) ISBF’s issuance of shares of ISBF Common Stock pursuant to the Registration Statement in exchange for shares of MidWestOne Common Stock.

(h) “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding: (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.

(i) “Control”, “Controlling” or “Controlled” when used with respect to any specified Person, means the power to vote 25 percent or more of any class of voting securities of a Person, the power to control in any manner the election of a majority of the directors or partners of such Person, or the power to exercise a controlling influence over the management or policies of such Person.

(j) “CRA” means the Community Reinvestment Act, as amended.

(k) “Division” means the Iowa Division of Banking.

(l) “IBCA” means the Iowa Business Corporation Act, as amended.

(m) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “FDIC” means the Federal Deposit Insurance Corporation.

(p) “Federal Reserve” means the Board of Governors of the Federal Reserve System.

(q) “GAAP” means generally accepted accounting principles in the United States, consistently applied.

(r) “ISBF Bank-A” means Iowa State Bank & Trust Company, an Iowa chartered commercial bank with its main office located in Iowa City, Iowa, and a wholly-owned subsidiary of ISBF.

(s) “ISBF Bank-B” means First State Bank, an Iowa chartered commercial bank with its main office located in Conrad, Iowa, and a wholly-owned subsidiary of ISBF.

(t) “ISBF CEO” means Charles N. Funk.

(u) “ISBF Chairman” means W. Richard Summerwill.

(v) “ISBF CLO” means Kent Jehle.

(w) “ISBF Foundation” means the Iowa State Bank & Trust Company Foundation, an Iowa nonprofit corporation.

(x) “ISBF Pension Plan” means the ISB Financial Corp. Pension Plan.

(y) “ISBF Stock Option Plan” means the ISB Financial Corp. Stock Option Plan.

(z) “ISBF Subsidiary” means any Subsidiary of ISBF, including each ISBF Subsidiary Bank.

(aa) “ISBF Subsidiary Banks” means, collectively, ISBF Bank-A and ISBF Bank-B.

(bb) “ISBF Transactional Expenses” means all transaction costs of ISBF necessary to consummate the Contemplated Transactions, including the aggregate expenses of attorneys, accountants, consultants, financial advisors and other professional advisors incurred by ISBF in connection with this Agreement and the Contemplated Transactions, ISBF’s costs of preparing, printing and mailing the Proxy Statement-Prospectus and all other non-payroll related costs and expenses in each case incurred or to be incurred by ISBF through the Effective Time in connection with this Agreement and the Contemplated Transactions, excluding, however, all payments and expenses associated with the acceleration of payment of compensation (including severance benefits, allocation and vesting under any employee stock ownership plan, stock option plans, retention plans, deferred compensation agreements or any other ISBF Benefit Plan) caused by the transactions contemplated by this Agreement.

(cc) “Knowledge” shall mean, assuming due inquiry under the facts or circumstances, the actual knowledge of the executive officers of ISBF or MidWestOne, as the context requires.

(dd) “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

(ee) “MidWestOne Bank” means MidWestOne Bank, an Iowa chartered commercial bank with its main office located in Oskaloosa, Iowa, and a wholly-owned subsidiary of MidWestOne.

(ff) “MidWestOne CFO” means David A. Meinert.

(gg) “MidWestOne ESOP” means the MidWestOne Financial Group, Inc. Employee Stock Ownership Plan & Trust.

(hh) “MidWestOne Restricted Stock” means each of the 12,525 shares of restricted MidWestOne Common Stock granted to a Person by MidWestOne under the MidWestOne Stock Incentive Plans prior to the date of this Agreement that is outstanding on the date hereof.

(ii) “MidWestOne SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed by MidWestOne with the SEC.

(jj) “MidWestOne Stock Incentive Plans” means the 1998 Stock Incentive Plan and the 2006 Stock Incentive Plan.

(kk) “MidWestOne Stock Option” means each of the 476,076 stock options granted to a Person by MidWestOne, under the MidWestOne Stock Incentive Plans or otherwise, prior to the date of this Agreement that is outstanding on the date hereof.

(ll) “MidWestOne Subsidiary” means any Subsidiary of MidWestOne, including MidWestOne Bank, Cook & Son Agency, Inc. and MidWestOne Investment Services, Inc.

(mm) “MidWestOne Transactional Expenses” means all transaction costs of MidWestOne necessary to consummate the Contemplated Transactions, including the aggregate expenses of attorneys, accountants, consultants, financial advisors and other professional advisors incurred by MidWestOne in connection with this Agreement and the Contemplated Transactions, MidWestOne’s costs of preparing, printing and mailing the Proxy Statement-Prospectus and all other non-payroll related costs and expenses in each case incurred or to be incurred by MidWestOne through the Effective Time in connection with this Agreement and the Contemplated Transactions, excluding, however, all payments and expenses associated with the acceleration of payment of compensation (including severance benefits, allocation and vesting under any employee stock ownership plan, stock option plans, retention plans, deferred compensation agreements or any other MidWestOne Benefit Plan) caused by the transactions contemplated by this Agreement.

(nn) “Material Adverse Effect” as used with respect to a party, means an event, change, effect or occurrence which, individually or together with any other event, change, effect or occurrence, (i) is materially adverse to the business, properties, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis; provided that, in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent attributable to or resulting from (A) changes in laws or regulations generally affecting the banking and bank holding company businesses and the interpretation of such laws and regulations by courts or governmental authorities, (B) changes in GAAP or regulatory accounting requirements generally affecting the banking and bank holding company businesses, (C) changes or events generally affecting the banking and bank holding company businesses, including changes in prevailing interest rates, and not specifically relating to MidWestOne or ISBF or their respective Subsidiaries, (D) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior informed consent of the other party in contemplation of the transactions contemplated hereby, (E) the announcement of this Agreement and the transactions contemplated hereby, and (F) any outbreak of major hostilities in which the United States is involved or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories or diplomatic or consular offices or upon any military installation or personnel of the United States.

(oo) “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

(pp) “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, foundation, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.

(qq) “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

(rr) “Regulatory Authority” means any federal, state or local governmental body, agency, court or authority that, under applicable Legal Requirements: (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over MidWestOne, ISBF, or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith, including, in any case, the SEC, the Federal Reserve, the FDIC and the Division.

(ss) “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

(tt) “SEC” means the Securities and Exchange Commission.

(uu) “Securities Act” means the Securities Act of 1933, as amended.

(vv) “Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

(ww) “Tax” means any tax (including, without limitation, any income tax, franchise tax, capital gains tax, value-added tax, sales tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

(xx) “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

(yy) “Threatened” means a claim, Proceeding, dispute, action or other matter for which any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing).

(zz) In addition to the terms defined above, the following terms are defined elsewhere in this Agreement:

Term (A – L)	Section Reference	Term (M – Z)	Section Reference
Agreement	Preamble	MidWestOne	Preamble
Article 4 Standard	ARTICLE 4	MidWestOne Affiliate	Section 6.8
Article 5 Standard	ARTICLE 5	MidwestOne Bank Shares	Section 4.6
BHCA	Section 4.1	MidWestOne Base Termination Fee	Section 11.4
Certificates	Section 3.2(a)	MidWestOne Benefit Plans	Section 4.14(a)
Closing	Section 2.2(a)	MidWestOne Common Stock	Recital C
Closing Date	Section 2.2(a)	MidWestOne Directors	Section 2.6
Confidentiality Agreement	Section 6.1(b)	MidWestOne ERISA Affiliate	Section 4.14(a)
Effective Time	Section 2.2(b)	MidwestOne Financial Statements	Section 4.7(c)
Environment	Section 4.21	MidWestOne Loans	Section 4.11
Environmental Laws	Section 4.21	MidWestOne Schedules	Section 1.2(b)
Exchange Agent	Section 3.2(a)	Merger	Recital A
Exchange Ratio	Section 3.1(b)	Nasdaq Rules	Section 4.4
Exchange Shares	Section 3.1(b)	New Option	Section 3.4(a)
FDI Act	Section 4.4	Owner	Section 1.1(vv)
Hazardous Materials	Section 4.21	Options; Restricted Stock	Section 3.4
Insurance Expense Cap	Section 7.10	Proxy Statement-Prospectus	Section 8.2
Intellectual Property Assets	Section 4.18(g)	Registration Statement	Section 8.2
Iowa Banking Act	Section 4.4	Schedules	Section 1.2(b)
Iowa Statutes	Section 4.4	Significant Subsidiary	Section 1.1(a)
ISBF	Preamble	Subsequent ISBF Financial Statements	Section 7.4
ISBF Base Termination Fee	Section 11.3	Subsequent MidWestOne Financial Statements	Section 6.4
ISBF Benefit Plans	Section 5.14(a)	Subsequent MidWestOne SEC Reports	Section 6.4
ISBF Common Stock	Recital C	Superior ISBF Proposal	Section 11.1(i)
ISBF Directors	Section 2.6	Superior MidWestOne Proposal	Section 11.1(j)
ISBF ERISA Affiliate	Section 5.14(a)	Surviving Corporation	Recital A
ISBF Financial Statements	Section 5.7(b)	Termination Date	Section 11.1(f)
ISBF Loans	Section 5.11	Unsolicited ISBF Proposal	Section 7.6
ISBF Schedules	Section 1.2(b)	Unsolicited MidwestOne Proposal	Section 6.6
ISBF Subsidiary Bank Shares	Section 5.6
Letter of Transmittal	Section 3.2(a)

Section 1.2 Principles of Construction.

(a) In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Central

Standard Time; (vi) “including” means “including, but not limited to”; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

(b) The schedules of each of MidWestOne and ISBF referred to in this Agreement (the “MidWestOne Schedules” and the “ISBF Schedules,” respectively, and collectively the “Schedules”) shall consist of the agreements and other documentation described and referred to in this Agreement with respect to such party, which Schedules were delivered by each of MidWestOne and ISBF to the other before the date of this Agreement. Any item or matter disclosed on any Schedule shall be deemed to be disclosed for all purposes on all other Schedules, to the extent that it should have been disclosed on such other Schedule, to the extent that sufficient details are set forth so that the purpose for which disclosure is made is reasonably clear. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.

(c) All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(d) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

ARTICLE 2

THE MERGER

Section 2.1 The Merger. Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the IBCA, at the Effective Time (as defined below), MidWestOne shall be merged with and into ISBF pursuant to the provisions of, and with the effects provided in, the IBCA, the separate corporate existence of MidWestOne shall cease and ISBF will be the Surviving Corporation. As a result of the Merger, each share of MidWestOne Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive shares of ISBF Common Stock as provided in Section 3.2.

Section 2.2 Effective Time; Closing.

(a) Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, the closing of the Merger (the “Closing”) shall occur through the mail or at a place that is mutually acceptable to ISBF and MidWestOne, or if they fail to agree, at the offices of Barack Ferrazzano Kirschbaum & Nagelberg LLP, located at 200 West Madison Street, Suite 3900, Chicago, Illinois 60606, at 10:00 a.m. on the date that is five (5) Business Days after the latest to occur of the receipt of all required approvals or consents of the Regulatory Authorities for the Contemplated Transactions, the expiration of all statutory waiting periods relating to such regulatory approvals and the receipt of the approvals of the shareholders of ISBF and MidWestOne, or at such other time and place as MidWestOne and ISBF may agree in writing (the “Closing Date”). Subject to the provisions of Article 11, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(b) The parties hereto agree to file on the Closing Date an appropriate articles of merger, as contemplated by Section 490.1106 of the IBCA, with the Secretary of State of the State of Iowa. The Merger shall be effective upon the close of business on the day the articles of merger has been duly filed with and accepted by the Secretary of State of the State of Iowa (the “Effective Time”).

Section 2.3 Effects of Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 490.1107 of the IBCA. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of ISBF and MidWestOne shall be vested in the Surviving Corporation, and all debts, liabilities and duties of ISBF and MidWestOne shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.4 Name. The name of the Surviving Corporation shall be “MidWestOne Financial Group, Inc.”

Section 2.5 Amended and Restated Articles of Incorporation. ISBF and MidWestOne agree to cause to be filed on the Closing Date with the Secretary of State of the State of Iowa an amendment and restatement of the articles of incorporation of ISBF, as amended to date, substantially in the form attached as Exhibit A, and such amended and restated articles of incorporation shall from and after the Effective Time represent the articles of incorporation of the Surviving Corporation until further amended as provided by law.

Section 2.6 Bylaws. Prior to the Effective Time, ISBF shall take all actions necessary to adopt the amendment to the Bylaws of ISBF substantially in the form set forth in Exhibit B-1, effective as of the Effective Time. On or prior to the Effective Time, the Board of Directors of ISBF shall cause the number of directors that will comprise the full Board of Directors of the Surviving Corporation at the Effective Time to be fixed at twelve. Of the members of the initial

Board of Directors of the Surviving Corporation at the Effective Time, not more than six shall be current ISBF directors designated by ISBF (the “ISBF Directors”), and not more than six shall be current MidWestOne directors designated by MidWestOne (the “MidWestOne Directors”); it being understood and agreed that the Board of Directors shall be split evenly between ISBF and MidWestOne Directors until at least the second annual meeting of shareholders of the Surviving Corporation after the Effective Time. No other directors or employees of ISBF or MidWestOne shall be designated to serve on the Board of Directors of the Surviving Corporation at the Effective Time. The ISBF Directors and MidWestOne Directors will be split equally among the three classes of directors to serve staggered terms. The bylaws of ISBF, as amended by the amendment contained in Exhibit B-1 and in the form attached hereto as Exhibit B-2, shall from and after the Effective Time be the bylaws of the Surviving Corporation until further amended as provided by law.

Section 2.7 Directors and Officers. From and after the Effective Time, the directors and executive officers of the Surviving Corporation, including committees of the board of directors, shall be as set forth in Exhibit C, with four (4) members in each of Classes I, II and III of the Surviving Corporation’s board of directors. MidWestOne and ISBF shall each initially designate two (2) members of each class of the Surviving Corporation’s board of directors. Such directors and executive officers shall serve until their successors shall have been elected or appointed and shall have qualified in accordance with the IBCA and the articles of incorporation and bylaws of the Surviving Corporation.

Section 2.8 ISBF’s Deliveries at Closing. At the Closing, ISBF shall deliver or cause to be delivered the following items to or on behalf of ISBF:

(a) evidence of the delivery by ISBF or its agents to the Exchange Agent (as defined below) of: (i) certificates representing the number of shares of ISBF Common Stock to be issued in exchange for the shares of MidWestOne Common Stock pursuant to the terms of this Agreement; and (ii) an aggregate amount of cash equal to the total fractional shares of ISBF Common Stock that former holders of MidWestOne Common Stock would be entitled to receive;

(b) a certificate of standing for ISBF issued by the Secretary of State of the State of Iowa and dated not more than five (5) Business Days prior to the Closing Date;

(c) a copy of the articles of incorporation of ISBF certified not more than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of Iowa;

(d) a certificate of the Secretary or any Assistant Secretary of ISBF dated the Closing Date certifying a copy of the bylaws of ISBF and stating that there have been no further amendments to the articles of incorporation of ISBF delivered pursuant to the immediately preceding paragraph of this Section;

(e) copies of resolutions of the board of directors and shareholders of ISBF authorizing and approving this Agreement and the consummation of the Contemplated Transactions certified as of the Closing Date by the Secretary or any Assistant Secretary of ISBF;

(f) a certificate of standing for each ISBF Subsidiary Bank issued by the Division and dated not more than five (5) Business Days prior to the Closing Date;

(g) a copy of the charter of each ISBF Subsidiary Bank certified not more than five (5) Business Days prior to the Closing Date by the Division;

(h) a certificate of the Secretary of each ISBF Subsidiary Bank dated the Closing Date certifying a copy of the bylaws of the respective ISBF Subsidiary Bank and stating that there have been no further amendments to the charter of such ISBF Subsidiary Bank delivered pursuant to the immediately preceding paragraph of this Section;

(i) a certificate executed by ISBF dated the Closing Date stating that: (i) all of the representations and warranties of ISBF set forth in this Agreement are true and correct in accordance with the Article 5 Standard with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that representations and warranties are made in this Agreement subject to a standard of Knowledge, such representations and warranties shall be true and correct in all respects; and (ii) ISBF has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, ISBF shall have performed and complied in all respects with such covenants and obligations;

(j) copies of resolutions of the board of directors and shareholders of ISBF authorizing and approving the ISBF 2008 Equity Incentive Plan;

(k) a copy of the tax opinion described in Section 9.11; and

(l) such other documents as MidWestOne may reasonably request.

All of such items shall be reasonably satisfactory in form and substance to MidWestOne and its counsel.

Section 2.9 MidWestOne’s Deliveries at Closing. At the Closing, MidWestOne shall deliver the following items to ISBF:

(a) a certificate of standing for MidWestOne issued by the Secretary of State of the State Iowa and dated not more than ten Business Days prior to the Closing Date;

(b) a copy of the articles of incorporation of MidWestOne certified not more than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of Iowa;

(c) a certificate of the Secretary or any Assistant Secretary of MidWestOne dated the Closing Date certifying a copy of the bylaws of MidWestOne and stating that there have been no further amendments to the articles of incorporation of MidWestOne delivered pursuant to the immediately preceding paragraph of this Section;

(d) copies of resolutions of the board of directors and shareholders of MidWestOne authorizing and approving this Agreement and the consummation of the Contemplated Transactions certified as of the Closing Date by the Secretary or any Assistant Secretary of MidWestOne;

(e) a certificate of standing for MidWestOne Bank issued by the Division and dated not more than five (5) Business Days prior to the Closing Date;

(f) a copy of the charter of MidWestOne Bank certified by the Division and dated not more than five (5) Business Days prior to the Closing Date;

(g) a certificate of the Secretary of MidWestOne Bank dated the Closing Date certifying a copy of the bylaws of MidWestOne Bank and stating that there have been no further amendments to the charter of MidWestOne Bank delivered pursuant to the immediately preceding paragraph of this Section;

(h) a certificate executed by MidWestOne dated the Closing Date stating that: (i) all of the representations and warranties of MidWestOne set forth in this Agreement are true and correct in accordance with the Article 4 Standard with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects; and (ii) MidWestOne has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, MidWestOne shall have performed and complied in all respects with such covenants and obligations;

(i) a list of all holders of MidWestOne Common Stock as of the Closing Date and a list of all Persons as of the Closing Date who, to the Knowledge of MidWestOne, have the right at any time to acquire shares of MidWestOne Common Stock, certified in each case by the Secretary or any Assistant Secretary of MidWestOne;

(j) a copy of the tax opinion described in Section 10.10; and

(k) such other documents as ISBF may reasonably request.

All of such items shall be reasonably satisfactory in form and substance to ISBF and its counsel.

Section 2.10 Bank Merger. The parties understand that it is the present intention of ISBF at or after the Effective Time to effect the Bank Merger. ISBF and MidWestOne agree to cooperate and to take such steps as may be necessary to obtain all requisite regulatory, corporate and other approvals to effect the Bank Merger, subject to the consummation of, and to be effective concurrently with, the Merger or as soon as practicable thereafter. The resulting bank shall be ISBF Bank-A; provided, however, that the name of the resulting bank will be “MidWestOne Bank.” In furtherance of such agreement, each of ISBF and MidWestOne agrees:

(a) respectively, to cause the board of directors of MidWestOne Bank and each ISBF Subsidiary Bank to approve the Bank Merger and to submit the same to its respective sole shareholder for approval;

(b) respectively, to vote the shares of stock of MidWestOne Bank and each ISBF Subsidiary Bank owned by them in favor of the Bank Merger; and

(c) to take, or cause to be taken, all steps necessary to consummate the Bank Merger at the Effective Time or as soon thereafter as reasonably practicable.

The Bank Merger shall be accomplished pursuant to a merger agreement containing such terms and conditions as are ordinary and customary for affiliated bank merger transactions of such type. Notwithstanding anything contained herein to the contrary: (x) the Bank Merger will be effective no earlier than the Effective Time (and in any event after the Merger); and (y) none of ISBF’s or MidWestOne’s actions in connection with the Bank Merger will unreasonably interfere with any of the operations of MidWestOne, MidWestOne Bank, ISBF or either ISBF Subsidiary Bank prior to the Effective Time. The individuals identified on Exhibit C shall constitute the board of directors of the bank surviving the Bank Merger.

Section 2.11 Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither ISBF nor MidWestOne by reason of this Agreement shall be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, the other party or any of its respective Subsidiaries and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

ARTICLE 3

CONVERSION OF SECURITIES IN THE MERGER

Section 3.1 Manner of Merger.

(a) By virtue of the Merger and without any action on the part of ISBF, each share of ISBF Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and shall thereafter represent one share of stock of the Surviving Corporation.

(b) Subject to the provisions of this Article, by virtue of the Merger and without any action on the part of ISBF or MidWestOne, or the holder of any MidWestOne Common Stock, each share of MidWestOne Common Stock issued and outstanding immediately prior to the Effective Time, shall become and automatically be converted into 0.95 shares of ISBF Common Stock (the “Exchange Ratio”), and shall thereafter represent the right to receive and be exchangeable for such number of shares, rounded to the nearest thousandth of a share of ISBF Common Stock (the “Exchange Shares”); provided, however, that all shares of MidWestOne Common Stock held by MidWestOne as treasury stock shall not be converted into shares of ISBF Common Stock, but instead shall be canceled as a result of the Merger.

(c) After the Effective Time, no holder of MidWestOne Common Stock that is issued and outstanding immediately prior to the Effective Time will have any rights in respect of such MidWestOne Common Stock except to receive shares of ISBF Common Stock for the shares of MidWestOne Common Stock converted as provided in this Section, plus an amount in cash, as provided below, for any fractional share of ISBF Common Stock that such holder would have been entitled to receive.

(d) If, subject to Section 7.14, ISBF declares a stock dividend, stock split or other general distribution of ISBF Common Stock to holders of ISBF Common Stock and the ex-dividend or ex-distribution date for such stock dividend, stock split or distribution occurs at any time after the date of this Agreement and prior to the Closing, then the Exchange Ratio shall be adjusted by multiplying it by a fraction: (i) the numerator of which shall be the total number of shares of ISBF Common Stock outstanding immediately after such dividend, split or distribution; and (ii) the denominator of which shall be the total number of shares of ISBF Common Stock outstanding immediately prior to such dividend, split, or distribution. Notwithstanding the foregoing, and subject to Section 7.14, no adjustment shall be made to the Exchange Ratio in the event of the issuance of additional shares of ISBF Common Stock pursuant to the grant or sale of shares to, or for the account of, employees of ISBF pursuant to the ISBF Stock Option Plans, or ISBF’s qualified and non-qualified retirement plans.

(e) If, subject to Section 6.12, MidWestOne declares a stock dividend, stock split or other general distribution of MidWestOne Common Stock to holders of MidWestOne Common Stock and the ex-dividend or ex-distribution date for such stock dividend, stock split or distribution occurs at any time after the date of this Agreement and prior to the Closing, then the Exchange Ratio shall be adjusted by multiplying it by a fraction: (i) the numerator of which shall be the total number of shares of MidWestOne Common Stock outstanding immediately prior to such dividend, split or distribution; and (ii) the denominator of which shall be the total number of shares of MidWestOne Common Stock outstanding immediately after such dividend, split, or distribution. Notwithstanding the foregoing, and subject to Section 6.12, no adjustment shall be made to the Exchange Ratio in the event of the issuance of additional shares of MidWestOne Common Stock pursuant to the grant or sale of shares to, or for the account of, employees of MidWestOne pursuant to the MidWestOne Stock Incentive Plan, or MidWestOne’s qualified and non-qualified retirement plans.

Section 3.2 Steps of Transaction.

(a) The parties shall mutually select a Person to serve as exchange agent (the “Exchange Agent”) for the parties to effect the surrender of certificates representing outstanding shares of MidWestOne Common Stock (the “Certificates”) in exchange for ISBF Common Stock and/or cash in redemption of fractional shares. The Exchange Agent shall serve under the terms of an exchange agent agreement reasonably acceptable to both parties. As soon as reasonably practicable after the Effective Time, but in any event, no later than five (5) Business

Days after the Effective Time, the Exchange Agent shall mail or cause to be mailed to each then current holder of record of a Certificate or Certificates a form of transmittal letter (the “Letter of Transmittal”) providing instructions for the transmittal of the Certificates and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or a lost certificate affidavit and a bond in a form reasonably acceptable to the Surviving Corporation).

(b) The Surviving Corporation shall cause the Exchange Agent to deliver promptly to each holder of MidWestOne Common Stock who submits a properly completed Letter of Transmittal accompanied by the Certificates covered by such Letter of Transmittal: (i) certificates representing the number of whole shares of ISBF Common Stock into which the shares of MidWestOne Common Stock previously represented by the Certificates so surrendered were converted; plus (ii) an amount in cash, as provided below, for any fractional share of ISBF Common Stock that such holder would have been entitled to receive.

(c) Within forty-five (45) days after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to send to each holder of record of MidWestOne Common Stock immediately prior to the Effective Time who has not previously submitted his or her Certificates an additional Letter of Transmittal for use in surrendering Certificates to the Exchange Agent and instructions for use in effecting such surrender in exchange for shares of ISBF Common Stock and cash for any fractional shares.

(d) No dividends or other distributions declared after the Effective Time with respect to ISBF Common Stock and payable in respect of shares of MidWestOne Common Stock held by any former shareholder of record of MidWestOne shall be paid to a former shareholder of MidWestOne who holds any unsurrendered Certificate with respect to MidWestOne Common Stock until the shareholder shall surrender the Certificate. Until so surrendered and exchanged, each outstanding Certificate shall for all purposes, including the exercise of voting rights, but not including the payment of dividends or other distributions, if any, in respect of shares of MidWestOne Common Stock held by former holders of record of shares of MidWestOne Common Stock, represent the shares of ISBF Common Stock into and for which such shares have been so converted; provided, however, that upon surrender of a Certificate, there shall be paid to the record holder or holders of the Certificate, the amount, without interest thereon, of such dividends and other distributions, if any, which previously have become payable with respect to the number of whole shares of ISBF Common Stock represented by such Certificate.

(e) No fractional shares of ISBF Common Stock shall be issued upon the surrender for exchange of Certificates; no dividend or distribution of ISBF shall relate to any fractional share interest; and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of ISBF. Instead, each holder of shares of MidWestOne Common Stock having a fractional interest in shares of ISBF Common Stock arising upon the conversion of such shares of MidWestOne Common Stock shall, at the time of surrender of the Certificates, be paid by the Surviving Corporation an amount in cash, without interest thereon, determined by multiplying such fractional share of ISBF Common Stock by the average of the closing sale prices of ISBF Common Stock for the ten (10) trading days immediately preceding the date of this Agreement.

(f) All shares of ISBF Common Stock, and any required cash payments for fractional shares, into and for which shares of MidWestOne Common Stock shall have been converted and exchanged pursuant to this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted and exchanged shares of MidWestOne Common Stock.

(g) At the Effective Time, MidWestOne shall deliver to the Exchange Agent a certified copy of a list of its shareholders. Immediately prior to the Effective Time, there shall be no further registration or transfers on the stock transfer books of MidWestOne of the outstanding shares of MidWestOne Common Stock. If, after the Effective Time, Certificates representing shares of MidWestOne Common Stock are presented to the Exchange Agent or ISBF, they shall be canceled and converted into shares of ISBF Common Stock as provided in this Agreement.

(h) If a certificate representing shares of ISBF Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed, accompanied by all documents required to evidence and effect such transfer and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Surviving Corporation any transfer or other Taxes required by reason of the issuance of a certificate representing shares of ISBF Common Stock in any name other than that of the registered holder of the Certificate surrendered, or otherwise required, or shall establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not payable.

Section 3.3 Tax Free Reorganization. The parties to this Agreement intend for the Merger to qualify as a nontaxable reorganization within the meaning of Section 368(a) and related sections of the Code. Neither MidWestOne, any MidWestOne Subsidiary, ISBF nor any ISBF Subsidiary will take (or omit to take) any action, whether before or after the Effective Time, which would disqualify the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, and none of the parties shall file any Tax Return or take any position inconsistent therewith, except as required pursuant to any Legal Requirement.

Section 3.4 Options; Restricted Stock.

(a) Subject to the provisions of this Agreement, at the Effective Time, the Surviving Corporation shall assume the MidWestOne Stock Option Plans and each outstanding MidWestOne Stock Option shall be deemed to constitute an option (a “New Option”) to purchase, on the same terms and conditions, including continued vesting, as were applicable under the terms of the MidWestOne Stock Incentive Plan under which the MidWestOne Stock Option was granted and the applicable award agreement thereunder, such number of shares of ISBF Common Stock and at such an exercise price per share as determined as follows:

(i) Number of Shares. The number of shares of ISBF Common Stock subject to a New Option shall be equal to (A) the number of shares of MidWestOne Common Stock purchasable upon exercise of the MidWestOne Stock Option multiplied by, (B) the Exchange Ratio, the product being rounded down to the nearest whole share; and

(ii) Exercise Price. The exercise price per share of the ISBF Common Stock purchasable upon exercise of a New Option shall be equal to (A) the exercise price per share of MidWestOne Common Stock under the MidWestOne Stock Option divided by, (B) the Exchange Ratio, the quotient being rounded up to the nearest cent.

For the avoidance of doubt, the foregoing adjustments shall be effected in a manner consistent with Section 424(a) of the Code.

(b) Subject to the provisions of this Agreement, at the Effective Time, each outstanding ISBF Stock Option shall continue to constitute an option to purchase, on the same terms and conditions as were applicable under the terms of the ISBF Stock Option Plan under which the ISBF Stock Option was granted and the applicable award agreement thereunder, the same number of shares of ISBF Common Stock at the same exercise price per share.

(c) Prior to the Effective Time, ISBF shall take all corporate action necessary to reserve for future issuance a sufficient additional number of shares of ISBF Common Stock to provide for the satisfaction of its obligations with respect to the New Options. As soon as practicable after the date of this Agreement, but in no event later than the Effective Time, ISBF shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the ISBF Common Stock issuable upon exercise of the New Options and shall maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such New Options remain outstanding.

(d) Prior to the Effective Time, MidWestOne shall take all action necessary (including causing the board of directors or any committee thereof to take such actions as are allowed by the MidWestOne Stock Incentive Plan) to provide that each share of MidWestOne Restricted Stock that is outstanding immediately prior to the Effective Time shall vest upon the Effective Time and become free of all restrictions. At the Effective Time, each share of MidWestOne Restricted Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Exchange Shares as provided in and in accordance with the terms set forth in Section 3.1.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF MIDWESTONE

No representation or warranty of MidWestOne contained in Article 4 (other than the representations and warranties contained in (i) Sections 4.5 and 4.6, which shall be true in all material respects with respect to it, and (ii) Sections 4.3(a) and 4.4(a), which shall be true and correct in all respects) will be deemed untrue or incorrect, and MidWestOne will not be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Article 4 has had or is reasonably likely to have a Material Adverse Effect on MidWestOne on a consolidated basis (the “Article 4 Standard”). MidWestOne hereby represents and warrants to ISBF as follows:

Section 4.1 MidWestOne Organization. MidWestOne: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the Federal Reserve as a financial holding company under the federal Bank Holding Company Act of 1956, as amended (the “BHCA”); and (c) has full power and authority, corporate and otherwise, to operate as a financial holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The copies of the articles of incorporation and bylaws of MidWestOne and all amendments thereto set forth in the MidWestOne SEC Reports are complete and correct. MidWestOne has no Subsidiaries other than MidWestOne Bank, except as set forth in the MidWestOne SEC Reports.

Section 4.2 MidWestOne Subsidiary Organization. MidWestOne Bank is an Iowa commercial bank duly organized, validly existing and in good standing under the laws of the State of Iowa. Each other MidWestOne Subsidiary is duly organized, validly existing and in good standing in its state or jurisdiction of organization. Each MidWestOne Subsidiary has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary. The copies of the charter (or similar organizational documents) and bylaws of each MidWestOne Subsidiary and all amendments thereto set forth on Schedule 4.2 are complete and correct.

Section 4.3 Authorization; Enforceability.

(a) MidWestOne has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by MidWestOne, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to shareholder approval, and this Agreement constitutes a legal, valid and binding obligation of MidWestOne enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity.

(b) Except for ordinary corporate requirements to approve this Agreement and the transactions contemplated herein, no “business combination,” “moratorium,” “control share” or other state anti-takeover statute or regulation or any provisions contained in the articles of incorporation or bylaws of MidWestOne or any MidWestOne Subsidiary: (i) prohibits or restricts MidWestOne’s ability to perform its obligations under this Agreement, or its ability to consummate the Contemplated Transactions; (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof; or (iii) would subject MidWestOne to any material impediment or condition in connection with the exercise of any of its rights under this Agreement. The board of directors of MidWestOne has unanimously approved the execution of, and performance by MidWestOne of its obligations under, this Agreement.

Section 4.4 No Conflict. Except as set forth on Schedule 4.4, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation or charter (or similar organizational documents) or bylaws, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors or shareholders of, MidWestOne or any MidWestOne Subsidiary; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which MidWestOne or any MidWestOne Subsidiary, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including any such approvals under the Federal Deposit Insurance Act, as amended (the “FDI Act”), the BHCA, the Securities Act, the Exchange Act, the IBCA, the laws of the State of Iowa (the “Iowa Statutes”), including the Iowa Banking Act (the “Iowa Banking Act”), and the listing rules of the Nasdaq Global Market (the “Nasdaq Rules”); (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material Contract to which MidWestOne or any MidWestOne Subsidiary is a party or by which any of their respective assets is bound; or (d) result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by MidWestOne or any MidWestOne Subsidiary. Except for the approvals referred to on Schedule 4.4 or in Section 8.1 and the requisite approval of its shareholders, neither MidWestOne nor any MidWestOne Subsidiary is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 4.5 MidWestOne Capitalization.

(a) The authorized capital stock of MidWestOne currently consists exclusively of 20,000,000 shares of MidWestOne Common Stock, of which, on the date of this Agreement: (i) 3,695,625 shares are duly issued and outstanding, fully paid and non-assessable; and (ii) 1,217,224 shares are held in the treasury of MidWestOne.

(b) None of the shares of MidWestOne Common Stock were issued in violation of any federal or state securities laws or any other Legal Requirement. To the Knowledge of MidWestOne and except as disclosed in this Agreement or on the MidWestOne Schedules, none of the shares of authorized capital stock of MidWestOne are, nor on the Closing Date will they be, subject to any claim of right inconsistent with this Agreement. Except as contemplated in this Agreement, disclosed in any MidWestOne SEC Report filed prior to the date of this Agreement or as set forth on Schedule 4.5, (x) there are, as of the date of this Agreement, no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating MidWestOne or any MidWestOne Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of MidWestOne or any MidWestOne Subsidiary, and (y) MidWestOne is not a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of MidWestOne. Since December 31, 2004, except as disclosed in or permitted by this Agreement, disclosed in any MidWestOne SEC Report filed prior to the date of this Agreement or as provided on Schedule 4.5, no shares of MidWestOne Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by MidWestOne or any MidWestOne Subsidiary and no dividends or other distributions payable in any equity securities of MidWestOne or any MidWestOne Subsidiary have been declared, set aside, made or paid to the shareholders of MidWestOne.

Section 4.6 MidWestOne Subsidiary Capitalization. The authorized capital stock of MidWestOne Bank consists, and immediately prior to the Effective Time, will consist exclusively of 54,000 shares of capital stock, $5.00 par value per share (the “MidWestOne Bank Shares”), all of which shares are, and immediately prior to the Closing will be, duly authorized, validly issued and outstanding, fully paid and nonassessable. Except as disclosed in any MidWestOne SEC Report filed prior to the date of this Agreement or set forth on Schedule 4.6, MidWestOne is, and will be on the Closing Date, the record and beneficial owner of 100% of the MidWestOne Bank Shares and all of the issued and outstanding shares of capital stock of each other MidWestOne Subsidiary, free and clear of any lien or encumbrance whatsoever. Except as set forth on Schedule 4.6, the MidWestOne Bank Shares are, and will be on the Closing Date, freely transferable and are, and will be on the Closing Date, subject to no claim of right inconsistent with this Agreement. There are no unexpired or pending preemptive rights with respect to any shares of capital stock of any MidWestOne Subsidiary, except for such rights held exclusively by MidWestOne or as disclosed in any MidWestOne SEC Report filed prior to the date of this Agreement. There are no outstanding securities of any MidWestOne Subsidiary that are convertible into or exchangeable for any shares of such MidWestOne Subsidiary’s capital stock, except for such rights held exclusively by MidWestOne or as disclosed in any MidWestOne SEC Report filed prior to the date of this Agreement, and no MidWestOne Subsidiary is a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of such MidWestOne Subsidiary. Neither MidWestOne nor any MidWestOne Subsidiary owns or has any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business, except for the capital stock of MidWestOne Bank, as disclosed in any MidWestOne SEC Report filed prior to the date of this Agreement or as set forth on Schedule 4.6.

Section 4.7 MidWestOne SEC Reports; Financial Statements and Reports; Regulatory Filings.

(a) MidWestOne has timely filed all MidWestOne SEC Reports and all such MidWestOne SEC Reports have complied as to form in all respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Exchange Act. The MidWestOne SEC Reports were prepared in accordance with the requirements of applicable Legal Requirements. As of their respective filing dates, none of the MidWestOne SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

(b)(i) MidWestOne has previously made available to ISBF true, correct and complete copies of all MidWestOne SEC Reports filed on or after January 1, 2004; and (ii) true, correct and complete copies of the following financial statements and reports are included on Schedule 4.7: Call Reports for MidWestOne Bank as of the close of business on December 31, 2004, 2005 and 2006, and on June 30, 2007.

(c) The financial statements presented in the MidWestOne SEC Reports referred to in clause (b)(i) above have been prepared in conformity with GAAP and comply in all material respects with all applicable Legal Requirements. The reports described in clause (b)(ii) above have been prepared on a basis consistent with past accounting practices and as required by applicable Legal Requirements and fairly present the consolidated financial condition and results of operations at the dates and for the periods presented. Taken together, the financial statements presented in the MidWestOne SEC Reports referred to in clause (b)(i) above and described in clause (b)(ii) above (collectively, the “MidWestOne Financial Statements”) are complete and correct in all respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of MidWestOne and the MidWestOne Subsidiaries at the respective dates of and for the periods referred to in the MidWestOne Financial Statements, subject to normal year-end audit adjustments in the case of unaudited MidWestOne Financial Statements.

(d) MidWestOne has complied in all material respects with (i) the applicable provisions of the Exchange Act, including the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder, as amended, and (ii) the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market.

(e) MidWestOne and each MidWestOne Subsidiary have filed all forms, reports and documents required to be filed with the FDIC, the Federal Reserve Board, the Division and any other applicable federal or state securities or banking authorities. Such forms, reports and documents (x) complied as to form with the requirements of applicable Legal Requirements; and (y) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

Section 4.8 Books and Records. The books of account, minute books, stock record books and other records of MidWestOne and each MidWestOne Subsidiary are complete and correct in all respects and have been maintained in accordance with MidWestOne’s business practices and all applicable Legal Requirements, including the maintenance of any adequate system of internal controls required by the Legal Requirements. The minute books of MidWestOne and each MidWestOne Subsidiary contain accurate and complete records in all respects of all meetings held of, and corporate action taken by, its respective shareholders, boards of directors and committees of the boards of directors. At the Closing, all of those books and records will be in the possession of MidWestOne and the MidWestOne Subsidiaries.

Section 4.9 Title to Properties. MidWestOne and each MidWestOne Subsidiary has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no valid liens, mortgages, security interests, encumbrances or charges of any kind except: (a) as noted in the most recent MidWestOne Financial Statement or on Schedule 4.9; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the MidWestOne Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements or otherwise incurred in the ordinary course of business consistent with past practice; and (d) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held. Except as set forth on Schedule 4.9, MidWestOne and each MidWestOne Subsidiary as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it. All buildings and structures owned by MidWestOne and each MidWestOne Subsidiary lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person

Section 4.10 Condition and Sufficiency of Assets. The buildings, structures and equipment of MidWestOne and each MidWestOne Subsidiary are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in the aggregate in nature or in cost. The real property, buildings, structures and equipment owned or leased by MidWestOne and each MidWestOne Subsidiary are in compliance with the Americans with Disabilities Act of 1990, as amended, and the regulations promulgated thereunder, and all other building and development codes and other restrictions, including subdivision regulations, building and construction regulations, drainage codes, health, fire and safety laws and regulations, utility tariffs and regulations, conservation laws and zoning laws and ordinances. The assets and properties, whether real or personal, tangible or intangible, that MidWestOne or any MidWestOne Subsidiary purport to own or lease are sufficient for the continued conduct of the business of MidWestOne and each MidWestOne Subsidiary after the Closing in substantially the same manner as conducted prior to the Closing.

Section 4.11 Loans; Loan Loss Reserve. All loans and loan commitments extended by MidWestOne Bank and any extensions, renewals or continuations of such loans and loan commitments (the “MidWestOne Loans”) were made materially in accordance with the lending policies of MidWestOne Bank in the ordinary course of business consistent with past practice. The MidWestOne Loans are evidenced by appropriate and sufficient documentation and constitute valid and binding obligations to MidWestOne Bank enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity. All such MidWestOne Loans are, and at the Closing will be, free and clear of any encumbrance or other charge and MidWestOne Bank has complied, and at the Closing will have complied, with all Legal Requirements relating to such MidWestOne Loans. The allowance for loan and lease losses of MidWestOne Bank is, and will be on the Closing Date, adequate in all respects under GAAP to provide for possible or specific losses, net of recoveries relating to loans previously charged off, and contains and will contain an additional amount of unallocated reserves for unanticipated future losses at an adequate level. To the Knowledge of MidWestOne: (a) none of the MidWestOne Loans is subject to any material offset or claim of offset; and (b) the aggregate loan balances in excess of MidWestOne’s consolidated allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above).

Section 4.12 Undisclosed Liabilities; Adverse Changes. Except as set forth on Schedule 4.12, neither MidWestOne nor any MidWestOne Subsidiary has any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for liabilities or obligations reflected or reserved against in the MidWestOne Financial Statements and current liabilities incurred in the ordinary course of business consistent with past practice since the respective dates thereof. Since the date of the latest MidWestOne Financial Statement, except as disclosed in a MidWestOne SEC Report filed prior to the date of this Agreement, there has not been any change in the business, operations, properties, prospects, assets or condition of MidWestOne or any MidWestOne Subsidiary, and, to the Knowledge of MidWestOne, no event has occurred or circumstance exists, that has had or would reasonably be expected to have a Material Adverse Effect on MidWestOne on a consolidated basis.

Section 4.13 Taxes. MidWestOne and each MidWestOne Subsidiary has duly and timely filed all Tax Returns required to be filed by it, and each such Tax Return is complete and accurate in all respects. MidWestOne and each MidWestOne Subsidiary has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by MidWestOne or any MidWestOne Subsidiary, or claimed to be due and payable by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided. There is no claim or assessment pending or, to the Knowledge of MidWestOne, Threatened against MidWestOne or any MidWestOne Subsidiary for any Taxes owed by any of them. Except as disclosed in a MidWestOne SEC Report filed prior to the date of this Agreement or as set forth on Schedule 4.13, no audit, examination or investigation related to Taxes paid or payable by MidWestOne or any MidWestOne Subsidiary is presently being conducted or, to the Knowledge of MidWestOne, Threatened by any Regulatory Authority. MidWestOne has delivered to ISBF true, correct and complete copies of all material Tax Returns previously filed with respect to the last three fiscal years by MidWestOne and each MidWestOne Subsidiary and any Tax examination reports and statements of deficiencies assessed or agreed to for any of MidWestOne or any MidWestOne Subsidiary for any such time period.

Section 4.14 Employee Benefits.

(a) Schedule 4.14 contains a complete and accurate list, with respect to MidWestOne and any Person which is treated as a single employer with MidWestOne (a “MidWestOne ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all “employee benefit plans” within the meaning of Section 3(3) of ERISA, (ii) all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements, (iv) all other fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees, and (v) all employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former employee, consultant or non-employee director of MidWestOne (all of the foregoing described in clauses (i) through (v), collectively, the “MidWestOne Benefit Plans”).

(b) Except as set forth on Schedule 4.14, all MidWestOne Benefit Plans, which are subject to ERISA and the Code, established or maintained by MidWestOne or any MidWestOne ERISA Affiliate or to which MidWestOne or any MidWestOne ERISA Affiliate contributes, are in compliance with all applicable requirements of ERISA, and are in compliance with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing) of the Code for obtaining the Tax benefits the Code thereupon permits with respect to such MidWestOne Benefit Plans. No such MidWestOne Benefit Plans has any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which MidWestOne or any MidWestOne ERISA Affiliate would be liable to any Person under Title IV of ERISA if any such MidWestOne Benefit Plans were terminated as of the Closing. Such MidWestOne Benefit Plans are funded in accordance with Section 412 of the Code (if applicable). There would be no obligations of MidWestOne or any MidWestOne ERISA Affiliate under Title IV of ERISA relating to any such MidWestOne Benefit Plans that is a multiemployer plan (as defined in Section 3(37)(A) of ERISA) if any such plan were terminated or if MidWestOne or such MidWestOne ERISA Affiliate withdrew from any such plan as of the Closing. All contributions and premium payments due prior to the date hereof have been made, and all contributions and premium payments due prior to Closing will be made, by MidWestOne or a MidWestOne ERISA Affiliate, as applicable, on a timely basis. No payment that is owed or may become due to any director, officer, employee, or agent of MidWestOne or a MidWestOne Subsidiary will be nondeductible to MidWestOne under Section 280G of the Code or subject to tax under Section 4999 of the Code; nor will MidWestOne or a MidWestOne Subsidiary be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

(c) Any MidWestOne Benefit Plan which is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is, and has at all times been, operated in good faith compliance with Section 409A of the Code and any Internal Revenue Service guidance or U.S. Treasury Department regulations issued thereunder. Each such MidWestOne Benefit Plan is, or will be on or prior to December 31, 2007 (or such later date as may be permitted by the Internal Revenue Service), in compliance with all documentation requirements set forth in Section 409A of the Code and any Internal Revenue Service guidance or U.S. Treasury Department regulations issued thereunder. No additional Tax under Section 409A of the Code has been or is reasonably expected to be incurred by a participant in any such MidWestOne Benefit Plan.

(d) A total of 12,525 shares of MidWestOne Common Stock have been issued as restricted stock pursuant to the MidWestOne Stock Incentive Plans and 321,532 shares of MidWestOne Common Stock have been reserved for issuance in respect of MidWestOne Stock Options.

Section 4.15 Compliance with Legal Requirements. MidWestOne and each MidWestOne Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its respective business. Except as stated in any MidWestOne SEC Report filed prior to the date of this Agreement or as set forth on Schedule 4.15, each of MidWestOne and each MidWestOne Subsidiary is, and at all times since January 1, 2004, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets. Except as stated in any MidWestOne SEC Report filed prior to the date of this Agreement or as set forth on Schedule 4.15, neither MidWestOne nor any MidWestOne Subsidiary has received, at any time since January 1, 2004, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (x) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (y) any actual, alleged, possible, or potential obligation on the part of MidWestOne or any MidWestOne Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.

Section 4.16 Legal Proceedings; Orders.

(a) Except as disclosed in any MidWestOne SEC Report filed prior to the date of this Agreement or as set forth on Schedule 4.16, since January 1, 2004, there have been, and currently are, no Proceedings or Orders pending, entered into or, to the Knowledge of MidWestOne, Threatened against or affecting MidWestOne or any MidWestOne Subsidiary or any of their respective assets or businesses, or the Contemplated Transactions, that have not been fully satisfied or terminated and that would reasonably be expected to have a Material Adverse Effect on MidWestOne on a consolidated basis, and there is no fact to MidWestOne’s Knowledge that would provide a basis for any such Proceeding or Order. To the Knowledge of MidWestOne, no officer, director, agent or employee of MidWestOne or any MidWestOne Subsidiary is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the businesses of MidWestOne or any MidWestOne Subsidiary as currently conducted.

(b) Neither MidWestOne nor any MidWestOne Subsidiary: (i) is subject to any cease and desist or other Order or enforcement action issued by, or (ii) is a party to any written agreement, consent agreement or memorandum of understanding with, or (iii) is a party to any commitment letter or similar undertaking to, or (iv) is subject to any order or directive by, or (v) is subject to any supervisory letter from, or (vi) has been ordered to pay any civil money penalty, which has not been paid, by, or (vii) has adopted any policies, procedures or board resolutions at the request of any Regulatory Authority that currently (w) restricts in any respect the conduct of its business, or (x) that in any manner relates to its capital adequacy, or (y) restricts its ability to pay dividends, or (z) limits in any manner its credit or risk management policies, its management or its business; nor has MidWestOne or any MidWestOne Subsidiary been advised by any Regulatory Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing.

Section 4.17 Absence of Certain Changes and Events. Except as set forth on Schedule 4.17, since December 31, 2006, MidWestOne and each MidWestOne Subsidiary have conducted their respective businesses only in the ordinary course of business consistent with past practice. Without limiting the foregoing, with respect to each, since December 31, 2006, except as set forth on Schedule 4.17, there has not been any:

(a) change in its authorized or issued capital stock; grant of any stock option or right to purchase shares of its capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by it of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of its capital stock;

(b) amendment to its articles of incorporation or charter (or similar organizational documents) or bylaws or adoption of any resolutions by its board of directors or shareholders with respect to the same;

(c) payment or increase of any bonus, salary or other compensation to any of its shareholders, directors, officers or employees, except, with respect to employees, for normal salary and bonus increases made in the ordinary course of business consistent with past practice or made in accordance with any then existing MidWestOne Benefit Plan, or entry by it into any employment, consulting, non-competition, change in control, severance or similar Contract with any shareholder, director, officer or employee;

(d) adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any MidWestOne Benefit Plan;

(e) damage to or destruction or loss of any of its assets or property, whether or not covered by insurance, where the resulting diminution in value individually or in the aggregate was greater than $100,000;

(f) entry into, termination or extension of, or receipt of notice of termination of, any joint venture or similar agreement pursuant to any Contract or any similar transaction;

(g) except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing lease, Contract or license that has a term of more than one year or that involves the payment by MidWestOne or any MidWestOne Subsidiary of more than $100,000 in the aggregate;

(h) MidWestOne Loan, or commitment to make, renew, extend the term or increase the amount of any Loan, to any Person if such MidWestOne Loan or any other MidWestOne Loans to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of MidWestOne or any MidWestOne Subsidiary, or has been classified as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan”; provided, however, that nothing in this Section 4.17(h) shall prohibit MidWestOne or any MidWestOne Subsidiary from honoring any contractual obligation in existence on the date of this Agreement; provided, further, that nothing in this Section 4.17(h) shall prohibit MidWestOne Bank from conducting its loan pool participation business in the ordinary course of business consistent with past practice;

(i) sale (other than any sale in the ordinary course of business consistent with past practice), lease or other disposition of any of its assets or properties or mortgage, pledge or imposition of any lien or other encumbrance upon any of its material assets or properties, except for Tax and other liens that arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with the acceptance by MidWestOne Bank of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; or (iii) otherwise incurred in the ordinary course of business consistent with past practice;

(j) incurrence by it of any obligation or liability (fixed or contingent) other than in the ordinary course of business consistent with past practice;

(k) cancellation or waiver by it of any claims or rights with a value in excess of $100,000;

(l) any investment by it of a capital nature exceeding $100,000 or aggregate investments of a capital nature exceeding $500,000;

(m) except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;

(n) material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and Tax planning, accounting or any other material aspect of its business or operations, except for such changes as may be required in the opinion of the management of MidWestOne to respond to then current market or economic conditions or as may be required by any Regulatory Authorities;

(o) filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch or relocation of operations from existing locations;

(p) discharge or satisfaction of any material lien or encumbrance on its assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the ordinary course of business consistent with past practice;

(q) entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets in a single transaction in excess of $100,000 in aggregate value, except for sales of MidWestOne “other real estate owned” and other repossessed properties or the acceptance of a deed in lieu of foreclosure;

(r) purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements or other similar interest rate management agreements;

(s) hiring of any employee with an annual salary in excess of $125,000, except for employees at will who are hired to replace employees who have resigned or whose employment has otherwise been terminated; or

(t) agreement, whether oral or written, by it to do any of the foregoing in this Section 4.17.

Section 4.18 Properties and Contracts. Except for Contracts evidencing Loans made by MidWestOne Bank in the ordinary course of business consistent with past practice, Schedule 4.18 lists or describes the following with respect to MidWestOne and each MidWestOne Subsidiary:

(a) all real property owned by MidWestOne and each MidWestOne Subsidiary and the principal buildings and structures located thereon, together with the address of such real estate, and each lease of real property to which MidWestOne and each MidWestOne Subsidiary is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office of MidWestOne or such MidWestOne Subsidiary;

(b) all loan and credit agreements, conditional sales contracts or other title retention agreements or security agreements relating to money borrowed by MidWestOne or any MidWestOne Subsidiary, exclusive of deposit agreements with customers of MidWestOne Bank entered into in the ordinary course of business consistent with past practice, agreements for the purchase of federal funds and repurchase agreements;

(c) each Contract that involves the performance of services or delivery of goods or materials by MidWestOne or any MidWestOne Subsidiary of an amount or value in excess of $250,000;

(d) each Contract that was not entered into in the ordinary course of business consistent with past practice and that involves expenditures of or receipts by MidWestOne or any MidWestOne Subsidiary in excess of $250,000;

(e) each Contract not referred to elsewhere in this Section 4.18 that:

(i) relates to the future purchase of goods or services that materially exceeds the requirements of MidWestOne’s or any MidWestOne Subsidiary’s respective business at current levels or for normal operating purposes; or

(ii) materially affects the business or financial condition of MidWestOne or any MidWestOne Subsidiary;

(f) each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $250,000 or with terms of less than one year);

(g) each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property (collectively, “Intellectual Property Assets”), including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets of MidWestOne or any MidWestOne Subsidiary;

(h) each collective bargaining agreement and other Contract to or with any labor union or other Person representing one or more employees;

(i) each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by MidWestOne or any MidWestOne Subsidiary with any other Person;

(j) each Contract containing covenants that in any way purport to restrict the business activity of MidWestOne or any MidWestOne Subsidiary or any Affiliate of any of the foregoing, or limit the ability of MidWestOne or any MidWestOne Subsidiary or any Affiliate of the foregoing to engage in any line of business or to compete with any Person;

(k) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(l) the name and annual salary of each director, officer or employee of MidWestOne and each MidWestOne Subsidiary, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by MidWestOne, each MidWestOne Subsidiary or a combination of any of them to or for the benefit of each such person in question for the year ended December 31, 2006, and for the current year, and any employment agreement, consulting agreement, non-competition, severance or change in control agreement or similar arrangement or plan with respect to each such person;

(m) in respect to any MidWestOne Benefit Plan, the latest reports or forms, if any, filed with the Department of Labor and Pension Benefit Guaranty Corporation under ERISA, any current financial or actuarial reports and any currently effective Internal Revenue Service private rulings or determination letters obtained by or for the benefit of MidWestOne or any MidWestOne Subsidiary;

(n) the name of each Person who is or would be entitled pursuant to any Contract or MidWestOne Benefit Plan to receive any payment from MidWestOne or any MidWestOne Subsidiary as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment;

(o) each holder of a MidWestOne Stock Option and the number of underlying shares to which each such holder may be entitled to acquire;

(p) each Contract entered into other than in the ordinary course of business consistent with past practice that contains or provides for an express undertaking by MidWestOne or any MidWestOne Subsidiary to be responsible for consequential damages;

(q) each Contract for capital expenditures in excess of $100,000;

(r) each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by MidWestOne or any MidWestOne Subsidiary other than in the ordinary course of business consistent with past practice; and

(s) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

Copies of each document, plan or Contract listed and described on Schedule 4.18 previously have been provided to ISBF through Merrill Corporation’s DataSite.

Section 4.19 No Defaults. Except as set forth on Schedule 4.19, to the Knowledge of MidWestOne, each Contract identified or required to be identified on Schedule 4.18 is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors rights generally and subject to general principles of equity. MidWestOne and each MidWestOne Subsidiary is, and at all times since January 1, 2004, has been, in full compliance with all applicable terms and requirements of each Contract under which either MidWestOne or any MidWestOne Subsidiary has or had any obligation or liability or by which MidWestOne or any MidWestOne Subsidiary or any of their respective assets owned or used by them is or was bound. To the Knowledge of MidWestOne, each other Person that has or had any obligation or liability under any such Contract under which MidWestOne or any MidWestOne Subsidiary has or had any rights is, and at all times since January 1, 2004, has been, in full compliance with all applicable terms and requirements of such Contract. To the Knowledge of MidWestOne, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give MidWestOne, any MidWestOne Subsidiary or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract. Except in the ordinary course of business consistent with past practice with respect to any MidWestOne Loan, neither MidWestOne nor any MidWestOne Subsidiary has given to or received from any other Person, at any time since January 1, 2006, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract, that has not been terminated or satisfied prior to the date of this Agreement. Other than in the ordinary course of business consistent with past practice in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any amounts paid or payable to MidWestOne or any MidWestOne Subsidiary under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

Section 4.20 Insurance. Schedule 4.20 lists the policies and material terms of insurance (including bankers’ blanket bond and insurance providing benefits for employees) owned or held by MidWestOne or any MidWestOne Subsidiary on the date hereof. Each policy is in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive). All premiums due on such policies have been paid in full.

Section 4.21 Compliance with Environmental Laws. Except as set forth on Schedule 4.21: (a) there are no Proceedings or Orders against MidWestOne or any MidWestOne Subsidiary, or, to the Knowledge of MidWestOne, any predecessor thereof, with respect to alleged violation of, or liability under, Environmental Laws; (b) to the Knowledge of MidWestOne, there is no Threatened Proceeding or Order against MidWestOne or any MidWestOne Subsidiary, or any predecessor thereof, with respect to the alleged violation of, or liability under, Environmental Laws; and (c) MidWestOne has complied with Environmental Laws applicable to it and its business operations. For purposes of this Section 4.21 and Section 5.21: (x) “Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, order, permit or other legally binding requirement applicable to the business or assets of MidWestOne or any MidWestOne Subsidiary, or ISBF or any ISBF Subsidiary, as applicable under Section 5.21, that imposes liability or standards of conduct with respect to the Environment and/or Hazardous Materials; (y) “Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air; and (z) “Hazardous Materials” means any hazardous, toxic or dangerous substance, waste, contaminant, pollutant, gas or other material that is classified as such under Environmental Laws or is otherwise regulated under Environmental Laws.

Section 4.22 Fiduciary Accounts. MidWestOne Bank has properly administered in all respects all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulations and common law. None of MidWestOne Bank or any of its directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all respects and accurately reflect the assets of such fiduciary account.

Section 4.23 Indemnification Claims. To the Knowledge of MidWestOne, no action or failure to take action by any director, officer, employee or agent of MidWestOne or any MidWestOne Subsidiary has occurred that may give rise to a claim or a potential claim by any such Person for indemnification by MidWestOne or any MidWestOne Subsidiary under any agreement with, or the corporate indemnification provisions of, MidWestOne or any MidWestOne Subsidiary, or under any Legal Requirements.

Section 4.24 Insider Interests. Except as set forth on Schedule 4.24, all outstanding loans and other contractual arrangements between MidWestOne or a MidWestOne Subsidiary and any officer, director or employee of MidWestOne or a MidWestOne Subsidiary conform to the requirements of Regulation O of the Federal Reserve which were in effect when such loans and other contractual arrangements were entered into. Except as set forth on Schedule 4.24, no officer, director or employee of MidWestOne or a MidWestOne Subsidiary has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of MidWestOne or a MidWestOne Subsidiary.

Section 4.25 Brokerage Commissions. Except as set forth on Schedule 4.25, none of MidWestOne, any MidWestOne Subsidiary or any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

Section 4.26 Approval Delays. To the Knowledge of MidWestOne, there is no reason why the granting of any of the regulatory approvals referred to in Section 8.1 would be denied or unduly delayed. MidWestOne Bank’s most recent CRA rating is “satisfactory” or better.

Section 4.27 Disclosure. Neither any representation nor warranty of MidWestOne in, nor any Schedule to, this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given pursuant to Section 6.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

Section 4.28 Tax Treatment. As of the date hereof, to the Knowledge of MidWestOne, there is no reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF ISBF

No representation or warranty of ISBF contained in Article 5 (other than the representations and warranties contained in (i) Sections 5.5 and 5.6, which shall be true in all material respects with respect to it, and (ii) Sections 5.3(a) and 5.4(a), which shall be true and correct in all respects) will be deemed untrue or incorrect, and ISBF will not be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Article 5 has had or is reasonably likely to have a Material Adverse Effect on ISBF on a consolidated basis (the “Article 5 Standard”) ISBF hereby represents and warrants to MidWestOne as follows:

Section 5.1 ISBF Organization. ISBF: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the Federal Reserve as a bank holding company under the BHCA; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. Copies of the articles of incorporation and bylaws of ISBF and all amendments thereto are set forth on Schedule 5.1 and are complete and correct. ISBF has no Subsidiaries other than the ISBF Subsidiary Banks and as set forth on Schedule 5.1.

Section 5.2 Bank Organization. Each ISBF Subsidiary Bank is an Iowa commercial bank duly organized, validly existing and in good standing under the laws of the State of Iowa. Each other ISBF Subsidiary is duly organized, validly existing and in good standing in its state or jurisdiction of organization. Each ISBF Subsidiary has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary. The copies of the charter (or similar organizational document) and bylaws of each ISBF Subsidiary and all amendments thereto set forth on Schedule 5.2 are complete and correct.

Section 5.3 Authorization; Enforceability.

(a) ISBF has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by ISBF, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to shareholder approval, and this Agreement constitutes a legal, valid and binding obligation of ISBF enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity.

(b) Except for ordinary corporate requirements to approve this Agreement and the transactions contemplated herein, no “business combination,” “moratorium,” “control share” or other state anti-takeover statute or regulation or any provisions contained in the articles of incorporation or bylaws of ISBF or any ISBF Subsidiary: (i) prohibits or restricts ISBF’s ability to perform its obligations under this Agreement, or its ability to consummate the Contemplated Transactions; (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof; or (iii) would subject MidWestOne to any material impediment or condition in connection with the exercise of any of its rights under this Agreement. The board of directors of ISBF has unanimously approved the execution of, and performance by ISBF of its obligations under, this Agreement.

Section 5.4 No Conflict. Except as set forth on Schedule 5.4, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation or charter (or similar organizational documents) or bylaws, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors or shareholders of, ISBF or any ISBF Subsidiary; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which ISBF or any ISBF Subsidiary, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including any such approvals under the FDI Act, the BHCA, the IBCA, and the Iowa Statutes, including the Iowa Banking Act; (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material Contract to which ISBF or any ISBF Subsidiary is a party or by which any of their respective assets is bound; or (d) result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by ISBF or any ISBF Subsidiary. Except for the approvals referred to on Schedule 5.4 or in Section 8.1 and the requisite approval of its shareholders, neither ISBF nor any ISBF Subsidiary is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 5.5 ISBF Capitalization.

(a) The authorized capital stock of ISBF currently consists exclusively of: 10,000,000 shares of ISBF Common Stock, of which, on the date of this Agreement: (i) 5,156,908 shares are duly issued and outstanding, fully paid and non-assessable; (ii) 0 shares are held in the treasury of ISBF; and (iii) 121,385 shares have been reserved for issuance in respect of outstanding stock options that have been or may be granted under the ISBF Stock Option Plan.

(b) None of the shares of ISBF Common Stock were issued in violation of any federal or state securities laws or any other Legal Requirement. To the Knowledge of ISBF and except as disclosed in this Agreement or on the ISBF Schedules, none of the shares of authorized capital stock of ISBF are, nor on the Closing Date will they be, subject to any claim of right inconsistent with this Agreement. Except as contemplated in this Agreement or as set forth on Schedule 5.5, (x) there are, as of the date of this Agreement, no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating ISBF or any ISBF Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of ISBF or any ISBF Subsidiary, and (y) ISBF is not a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of ISBF. Since December 31, 2004, except as disclosed in or permitted by this Agreement or as provided on Schedule 5.5, no shares of ISBF Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by ISBF or any ISBF Subsidiary and no dividends or other distributions payable in any equity securities of ISBF or any ISBF Subsidiary have been declared, set aside, made or paid to the shareholders of ISBF.

Section 5.6 ISBF Subsidiary Banks Capitalization. The authorized capital stock of ISBF Bank-A consists, and at the Effective Time will consist, exclusively of 500,000 shares of common stock, $10.00 par value per share, all of which shares are, and immediately prior to the

Closing will be, duly authorized, validly issued and outstanding, fully paid and nonassessable. The authorized capital stock of ISBF Bank-B consists, and at the Effective Time will consist, exclusively of 24,000 shares of common stock, $20.00 par value per share (together with the shares of common stock of ISBF Bank-A Shares, the “ISBF Subsidiary Bank Shares”), 12,000 of which shares are, and immediately prior to the Closing will be, duly authorized, validly issued and outstanding, fully paid and nonassessable. Except as set forth on Schedule 5.6, ISBF is, and will be on the Closing Date, the record and beneficial owner of 100% of the ISBF Subsidiary Bank Shares and all of the issued and outstanding shares of capital stock of each other ISBF Subsidiary, free and clear of any lien or encumbrance whatsoever. Except as set forth on Schedule 5.6, the ISBF Subsidiary Bank Shares are, and will be on the Closing Date, freely transferable and are, and will be on the Closing Date, subject to no claim of right inconsistent with this Agreement. There are no unexpired or pending preemptive rights with respect to any shares of capital stock of any ISBF Subsidiary, except for such rights held exclusively by ISBF. There are no outstanding securities of any ISBF Subsidiary that are convertible into, or exchangeable for, any shares of such ISBF Subsidiary’s capital stock, except for such rights held exclusively by ISBF, and no ISBF Subsidiary is a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of such ISBF Subsidiary. Neither ISBF nor any ISBF Subsidiary owns or has any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business, except for the capital stock of the ISBF Subsidiary Banks and as set forth on Schedule 5.6.

Section 5.7 Financial Statements and Reports; Regulatory Filings.

(a) True, correct and complete copies of the following financial statements and reports are included on Schedule 5.7: (i) audited consolidated balance sheets for ISBF as of December 31, 2004, 2005 and 2006, and the related consolidated statements of income and comprehensive income, statements of cash flows and consolidated statements of shareholders’ equity of ISBF for the years ended December 31, 2004, 2005 and 2006; (ii) the unaudited consolidated balance sheet for ISBF as of June 30, 2007, and the related unaudited consolidated statement of income and comprehensive income and unaudited consolidated statement of cash flows for the six months ended June 30, 2007; and (iii) Call Reports for each ISBF Subsidiary Bank as of the close of business on December 31, 2004, 2005 and 2006, and on June 30, 2007.

(b) The financial statements described in clause (a)(i) and (a)(ii) have been prepared in conformity with GAAP and comply in all material respects with all applicable Legal Requirements. The reports described in clause (a)(iii) above have been prepared on a basis consistent with past accounting practices and as required by applicable Legal Requirements and fairly present the consolidated financial condition and results of operations at the dates and for the periods presented. Taken together, the financial statements and reports described in clause (a) above (collectively, the “ISBF Financial Statements”) are complete and correct in all respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of ISBF and the ISBF Subsidiaries at the respective dates of and for the periods referred to in the ISBF Financial Statements, subject to normal year-end audit adjustments in the case of unaudited ISBF Financial Statements.

(c) ISBF and each ISBF Subsidiary have filed all forms, reports and documents required to be filed with the FDIC, the Federal Reserve Board, the Division and any other applicable federal or state securities or banking authorities. Such forms, reports and documents (x) complied as to form with the requirements of applicable Legal Requirements, and (y) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

Section 5.8 Books and Records. The books of account, minute books, stock record books and other records of ISBF and each ISBF Subsidiary are complete and correct in all respects and have been maintained in accordance with ISBF’s business practices and all applicable Legal Requirements, including the maintenance of any adequate system of internal controls required by the Legal Requirements. The minute books of ISBF and each ISBF Subsidiary contain accurate and complete records in all respects of all meetings held of, and corporate action taken by, its respective shareholders, boards of directors and committees of the boards of directors. At the Closing, all of those books and records will be in the possession of ISBF and the ISBF Subsidiaries.

Section 5.9 Title to Properties. ISBF and each ISBF Subsidiary has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no valid liens, mortgages, security interests, encumbrances or charges of any kind except: (a) as noted in the most recent ISBF Financial Statement or on Schedule 5.9; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the ISBF Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements or otherwise incurred in the ordinary course of business consistent with past practice; and (d) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held. Except as set forth on Schedule 5.9, ISBF and each ISBF Subsidiary as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it. All buildings and structures owned by ISBF and each ISBF Subsidiary lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

Section 5.10 Condition and Sufficiency of Assets. The buildings, structures and equipment of ISBF and each ISBF Subsidiary are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in the aggregate in nature or in cost. The real property, buildings, structures and equipment owned or leased by ISBF and each ISBF Subsidiary are in compliance with the Americans with Disabilities Act of 1990, as amended, and the regulations promulgated thereunder, and all other building and development codes and other restrictions, including subdivision regulations, building and construction regulations, drainage codes, health, fire and safety laws and regulations, utility tariffs and regulations, conservation laws and zoning laws and ordinances. The assets and properties, whether real or personal, tangible or intangible, that ISBF or any ISBF Subsidiary purport to own or lease are sufficient for the continued conduct of the business of ISBF and each ISBF Subsidiary after the Closing in substantially the same manner as conducted prior to the Closing.

Section 5.11 Loans; Loan Loss Reserve. All loans and loan commitments extended by each ISBF Subsidiary Bank and any extensions, renewals or continuations of such loans and loan commitments (the “ISBF Loans”) were made materially in accordance with the lending policies of the respective ISBF Subsidiary Bank in the ordinary course of business consistent with past practice. The ISBF Loans are evidenced by appropriate and sufficient documentation and constitute valid and binding obligations to the respective ISBF Subsidiary Bank enforceable in accordance with their terms, except as enforceability may be limited by any bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity. All such ISBF Loans are, and at the Closing will be, free and clear of any encumbrance or other charge and the respective ISBF Subsidiary Bank has complied, and at the Closing will have complied with, all Legal Requirements relating to such ISBF Loans. The allowance for loan and lease losses of each ISBF Subsidiary Bank is, and will be on the Closing Date, adequate in all respects under GAAP to provide for probable or specific losses, net of recoveries relating to loans previously charged off, and contains and will contain an additional amount of unallocated reserves for unanticipated future losses at an adequate level. To the Knowledge of ISBF: (a) none of the ISBF Loans is subject to any material offset or claim of offset; and (b) the aggregate loan balances in excess of ISBF’s consolidated allowance for loan and lease losses are based on past loan loss experience, collectible in accordance with their terms (except as limited above).

Section 5.12 Undisclosed Liabilities; Adverse Changes. Except as set forth on Schedule 5.12, neither ISBF nor any ISBF Subsidiary has any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for liabilities or obligations reflected or reserved against in the ISBF Financial Statements, and current liabilities incurred in the ordinary course of business consistent with past practice since the respective dates thereof. Since the date of the latest ISBF Financial Statement, there has not been any change in the business, operations, properties, prospects, assets or condition of ISBF or any ISBF Subsidiary, and, to the Knowledge of ISBF, no event has occurred or circumstance exists, that has had, or would reasonably be expected to have, a Material Adverse Effect on ISBF on a consolidated basis.

Section 5.13 Taxes. ISBF and each ISBF Subsidiary has duly and timely filed all Tax Returns required to be filed by it, and each such Tax Return is complete and accurate in all respects. ISBF and each ISBF Subsidiary has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by ISBF or any ISBF Subsidiary, or claimed to be due and payable by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided. There is no claim or assessment pending or, to the Knowledge of ISBF, Threatened against ISBF or any ISBF Subsidiary for any Taxes owed by any of them. No audit, examination or investigation related to Taxes paid or payable by ISBF or any ISBF Subsidiary is presently being conducted or, to the

Knowledge of ISBF, Threatened by any Regulatory Authority. ISBF has delivered to ISBF true, correct and complete copies of all material Tax Returns previously filed with respect to the last three fiscal years by ISBF and each ISBF Subsidiary and any Tax examination reports and statements of deficiencies assessed or agreed to for any of ISBF or any ISBF Subsidiary for any such time period.

Section 5.14 Employee Benefits.

(a) Schedule 5.14 contains a complete and accurate list, with respect to ISBF and any Person which is treated as a single employer with ISBF (an “ISBF ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all “employee benefit plans” within the meaning of Section 3(3) of ERISA, (ii) all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements, (iv) all other fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees, and (v) all employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former employee, consultant or non-employee director of ISBF (all of the foregoing described in clauses (i) through (v), collectively, the “ISBF Benefit Plans”).

(b) Except as set forth on Schedule 5.14, all ISBF Benefit Plans, which are subject to ERISA and the Code, established or maintained by ISBF or any ISBF ERISA Affiliate or to which ISBF or any ISBF ERISA Affiliate contributes, are in compliance with all applicable requirements of ERISA, and are in compliance with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing) of the Code for obtaining the Tax benefits the Code thereupon permits with respect to such ISBF Benefit Plans. No such ISBF Benefit Plans has any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which ISBF or any ISBF ERISA Affiliate would be liable to any Person under Title IV of ERISA if any such ISBF Benefit Plans were terminated as of the Closing. Such ISBF Benefit Plans are funded in accordance with Section 412 of the Code (if applicable). There would be no obligations of ISBF or any ISBF ERISA Affiliate under Title IV of ERISA relating to any such ISBF Benefit Plans that is a multiemployer plan (as defined in Section 3(37)(A) of ERISA) if any such plan were terminated or if ISBF or such ISBF ERISA Affiliate withdrew from any such plan as of the Closing. All contributions and premium payments due prior to the date hereof have been made, and all contributions and premium payments due prior to Closing will be made, by ISBF or an ISBF ERISA Affiliate, as applicable, on a timely basis. No payment that is owed or may become due to any director, officer, employee, or agent of ISBF or a ISBF Subsidiary will be nondeductible to ISBF under Section 280G of the Code or subject to tax under Section 4999 of the Code; nor will ISBF or a ISBF Subsidiary be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

(c) Any ISBF Benefit Plan which is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is, and has at all times been, operated in good faith compliance with Section 409A of the Code and any Internal Revenue Service guidance or U.S. Treasury Department regulations issued thereunder. Each such ISBF Benefit Plan is, or will be on or prior to December 31, 2007 (or such later date as may be permitted by the Internal Revenue Service), in compliance with all documentation requirements set forth in Section 409A of the Code and any Internal Revenue Service guidance or U.S. Treasury Department regulations issued thereunder. No additional Tax under Section 409A of the Code has been or is reasonably expected to be incurred by a participant in any such ISBF Benefit Plan.

Section 5.15 Compliance with Legal Requirements. ISBF and each ISBF Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its respective business. Except as set forth on Schedule 5.15, ISBF and each ISBF Subsidiary is, and at all times since January 1, 2004, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets. Except as set forth on Schedule 5.15, neither ISBF nor any ISBF Subsidiary has received, at any time since January 1, 2004, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person, nor does ISBF have any Knowledge, regarding: (x) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement; or (y) any actual, alleged, possible, or potential obligation on the part of ISBF or any ISBF Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.

Section 5.16 Legal Proceedings; Orders.

(a) Schedule 5.16 is a true and correct list of all Proceedings and Orders pending, entered into or, to the Knowledge of ISBF, Threatened against, affecting or involving ISBF or any ISBF Subsidiary or any of their respective assets or businesses, or the Contemplated Transactions, since January 1, 2004, that has not been fully satisfied or terminated and that would reasonably be expected to have a Material Adverse Effect on ISBF on a consolidated basis, and there is no fact to ISBF’s Knowledge that would provide a basis for any such Proceeding or Order. To the Knowledge of ISBF, no officer, director, agent or employee of ISBF or any ISBF Subsidiary is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the businesses of ISBF or any ISBF Subsidiary as currently conducted.

(b) Neither ISBF nor any ISBF Subsidiary: (i) is subject to any cease and desist or other Order or enforcement action issued by, or (ii) is a party to any written agreement, consent agreement or memorandum of understanding with, or (iii) is a party to any commitment letter or similar undertaking to, or (iv) is subject to any order or directive by, or (v) is subject to any supervisory letter from, or (vi) has been ordered to pay any civil money penalty, which has not been paid, by, or (vii) has adopted any policies, procedures or board resolutions at the request of any Regulatory Authority that currently (w) restricts in any respect the conduct of its business, or (x) that in any manner relates to its capital adequacy, or (y) restricts its ability to pay dividends, or (z) limits in any manner its credit or risk management policies, its management or its business; nor has ISBF or any ISBF Subsidiary been advised by any Regulatory Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing.

Section 5.17 Absence of Certain Changes and Events. Except as set forth on Schedule 5.17, since December 31, 2006, ISBF and each ISBF Subsidiary have conducted their respective businesses only in the ordinary course of business consistent with past practice. Without limiting the foregoing, with respect to each, since December 31, 2006, except as set forth on Schedule 5.17, there has not been any:

(a) change in its authorized or issued capital stock; grant of any stock option or right to purchase shares of its capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by it of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of its capital stock;

(b) amendment to its articles of incorporation or charter (or similar organizational documents) or bylaws or adoption of any resolutions by its board of directors or shareholders with respect to the same;

(c) payment or increase of any bonus, salary or other compensation to any of its shareholders, directors, officers or employees, except, with respect to employees, for normal salary and bonus increases made in the ordinary course of business consistent with past practice or made in accordance with any then existing ISBF Benefit Plan, or entry by it into any employment, consulting, non-competition, change in control, severance or similar Contract with any shareholder, director, officer or employee;

(d) adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any ISBF Benefit Plan;

(e) damage to or destruction or loss of any of its assets or property, whether or not covered by insurance, where the resulting diminution in value individually or in the aggregate was greater than $100,000;

(f) entry into, termination or extension of, or receipt of notice of termination of, any joint venture or similar agreement pursuant to any Contract or any similar transaction;

(g) except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing lease, Contract or license that has a term of more than one year or that involves the payment by ISBF or any ISBF Subsidiary of more than $100,000 in the aggregate;

(h) ISBF Loan, or commitment to make, renew, extend the term or increase the amount of any Loan, to any Person if such ISBF Loan or any other ISBF Loans to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of ISBF or any ISBF Subsidiary, or has been classified as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan”; provided, however, that nothing in this Section 5.17(h) shall prohibit ISBF or any ISBF Subsidiary from honoring any contractual obligation in existence on the date of this Agreement;

(i) sale (other than any sale in the ordinary course of business consistent with past practice), lease or other disposition of any of its assets or properties or mortgage, pledge or imposition of any lien or other encumbrance upon any of its material assets or properties, except for Tax and other liens that arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with the acceptance by the ISBF Subsidiary Banks of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; or (iii) otherwise incurred in the ordinary course of business consistent with past practice;

(j) incurrence by it of any obligation or liability (fixed or contingent) other than in the ordinary course of business consistent with past practice;

(k) cancellation or waiver by it of any claims or rights with a value in excess of $100,000;

(l) any investment by it of a capital nature exceeding $100,000 or aggregate investments of a capital nature exceeding $500,000;

(m) except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person (other than stock of entities primarily engaged in the business of banking acquired in the ordinary course of business consistent with past practice);

(n) material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and Tax planning, accounting or any other material aspect of its business or operations, except for such changes as may be required in the opinion of the management of ISBF to respond to then current market or economic conditions or as may be required by any Regulatory Authorities;

(o) filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch or relocation of operations from existing locations;

(p) discharge or satisfaction of any material lien or encumbrance on its assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the ordinary course of business consistent with past practice;

(q) entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets in a single transaction in excess of $100,000 in aggregate value, except for sales of ISBF “other real estate owned” and other repossessed properties or the acceptance of a deed in lieu of foreclosure;

(r) purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements or other similar interest rate management agreements;

(s) hiring of any employee with an annual salary in excess of $125,000, except for employees at will who are hired to replace employees who have resigned or whose employment has otherwise been terminated; or

(t) agreement, whether oral or written, by it to do any of the foregoing in this Section 5.17.

Section 5.18 Properties and Contracts. Except for Contracts evidencing Loans made by the ISBF Subsidiary Banks in the ordinary course of business consistent with past practice, Schedule 5.18 lists or describes the following with respect to ISBF and each ISBF Subsidiary:

(a) all real property owned by ISBF and each ISBF Subsidiary and the principal buildings and structures located thereon, together with the address of such real estate, and each lease of real property to which ISBF and each ISBF Subsidiary is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office of ISBF or such ISBF Subsidiary;

(b) all loan and credit agreements, conditional sales contracts or other title retention agreements or security agreements relating to money borrowed by ISBF or any ISBF Subsidiary, exclusive of deposit agreements with customers of the ISBF Subsidiary Banks entered into in the ordinary course of business consistent with past practice, agreements for the purchase of federal funds and repurchase agreements;

(c) each Contract that involves the performance of services or delivery of goods or materials by ISBF or any ISBF Subsidiary of an amount or value in excess of $250,000;

(d) each Contract that was not entered into in the ordinary course of business consistent with past practice and that involves expenditures of or receipts by ISBF or any ISBF Subsidiary in excess of $250,000;

(e) each Contract not referred to elsewhere in this Section 5.18 that:

(i) relates to the future purchase of goods or services that materially exceeds the requirements of ISBF’s or any ISBF Subsidiary’s respective business at current levels or for normal operating purposes; or

(ii) materially affects the business or financial condition of ISBF or any ISBF Subsidiary;

(f) each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $250,000 or with terms of less than one year);

(g) each licensing agreement or other Contract with respect to Intellectual Property Assets, including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets of ISBF or any ISBF Subsidiary;

(h) each collective bargaining agreement and other Contract to or with any labor union or other Person representing one or more employees;

(i) each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by ISBF or any ISBF Subsidiary with any other Person;

(j) each Contract containing covenants that in any way purport to restrict the business activity of ISBF or any ISBF Subsidiary or any Affiliate of any of the foregoing, or limit the ability of ISBF or any ISBF Subsidiary or any Affiliate of the foregoing to engage in any line of business or to compete with any Person;

(k) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(l) the name and annual salary of each director, officer or employee of ISBF and each ISBF Subsidiary, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by ISBF, each ISBF Subsidiary or a combination of any of them to or for the benefit of each such person in question for the year ended December 31, 2006, and for the current year, and any employment agreement, consulting agreement, non-competition, severance or change in control agreement or similar arrangement or plan with respect to each such person;

(m) in respect to any ISBF Benefit Plan, the latest reports or forms, if any, filed with the Department of Labor and Pension Benefit Guaranty Corporation under ERISA, any current financial or actuarial reports and any currently effective Internal Revenue Service private rulings or determination letters obtained by or for the benefit of ISBF or any ISBF Subsidiary;

(n) the name of each Person who is or would be entitled pursuant to any Contract or ISBF Benefit Plan to receive any payment from ISBF or any ISBF Subsidiary as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment;

(o) each holder of a ISBF Stock Option and the number of underlying shares to which each such holder may be entitled to acquire;

(p) each Contract entered into other than in the ordinary course of business consistent with past practice that contains or provides for an express undertaking by ISBF or any ISBF Subsidiary to be responsible for consequential damages;

(q) each Contract for capital expenditures in excess of $100,000;

(r) each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by ISBF or any ISBF Subsidiary other than in the ordinary course of business consistent with past practice; and

(s) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

Copies of each document, plan or Contract listed and described on Schedule 5.18 previously have been provided to MidWestOne through Merrill Corporation’s DataSite.

Section 5.19 No Defaults. Except as set forth on Schedule 5.19, to the Knowledge of ISBF, each Contract identified or required to be identified on Schedule 5.18 is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors rights generally and subject to general principles of equity. ISBF and each ISBF Subsidiary is, and at all times since January 1, 2004, has been, in full compliance with all applicable terms and requirements of each Contract under which ISBF or any ISBF Subsidiary has or had any obligation or liability or by which ISBF or any ISBF Subsidiary or any of their respective assets owned or used by them is or was bound. To the Knowledge of ISBF, each other Person that has or had any obligation or liability under any such Contract under which ISBF or any ISBF Subsidiary has or had any rights is, and at all times since January 1, 2004, has been in compliance with applicable terms and requirements of such Contract. To the Knowledge of ISBF, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give ISBF, any ISBF Subsidiary or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract. Except in the ordinary course of business consistent with past practice with respect to any ISBF Loan, neither ISBF nor any ISBF Subsidiary has given to or received from any other Person, at any time since January 1, 2006, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential material violation or breach of, or default under, any Contract, that has not been terminated or satisfied prior to the date of this Agreement. Other than in the ordinary course of business consistent with past practice in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any amounts paid or payable to ISBF or any ISBF Subsidiary under current or completed Contracts with any Person, and no such Person has made written demand for such renegotiation.

Section 5.20 Insurance. Schedule 5.20 lists the policies and material terms of insurance (including bankers’ blanket bond and insurance providing benefits for employees) owned or held by ISBF or any ISBF Subsidiary on the date hereof. Each policy is in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive). All premiums due on such policies have been paid in full.

Section 5.21 Compliance with Environmental Laws. Except as set forth on Schedule 5.21: (a) there are no Proceedings or Orders against ISBF or any ISBF Subsidiary, or, to the Knowledge of ISBF, any predecessor thereof, with respect to alleged violation of, or liability under, Environmental Laws; (b) to the Knowledge of ISBF, there is no Threatened

Proceeding or Order against ISBF or any ISBF Subsidiary, or any predecessor thereof, with respect to the alleged violation of, or liability under, Environmental Laws; and (c) ISBF has complied with Environmental Laws applicable to it and its business operations.

Section 5.22 Fiduciary Accounts. Each ISBF Subsidiary Bank has properly administered in all respects all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulations and common law. Neither ISBF Subsidiary Bank, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all respects and accurately reflect the assets of such fiduciary account.

Section 5.23 Indemnification Claims. To the Knowledge of ISBF, no action or failure to take action by any director, officer, employee or agent of ISBF or any ISBF Subsidiary has occurred that may give rise to a claim or a potential claim by any such Person for indemnification by ISBF or any ISBF Subsidiary under any agreement with, or the corporate indemnification provisions of, ISBF or any ISBF Subsidiary, or under any Legal Requirements.

Section 5.24 Insider Interests. Except as set forth on Schedule 5.24, all outstanding loans and other contractual arrangements between ISBF or a ISBF Subsidiary and any officer, director or employee of ISBF or a ISBF Subsidiary conform to the requirements of Regulation O of the Federal Reserve which were in effect when such loans and other contractual arrangements were entered into. Except as set forth on Schedule 5.24, no officer, director or employee of ISBF or a ISBF Subsidiary has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of ISBF or a ISBF Subsidiary.

Section 5.25 Brokerage Commissions. Except as set forth on Schedule 5.25, none of ISBF or any ISBF Subsidiary or any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

Section 5.26 Approval Delays. To the Knowledge of ISBF, there is no reason why the granting of any of the regulatory approvals referred to in Section 8.1 would be denied or unduly delayed. Each ISBF Subsidiary Bank’s most recent CRA rating is “satisfactory” or better.

Section 5.27 Disclosure. Neither any representation nor warranty of ISBF in, nor any Schedule to, this Agreement by ISBF contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. No notice given pursuant to Section 7.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein, or in this Agreement, in light of the circumstances in which they were made, not misleading.

Section 5.28 Tax Treatment. As of the date hereof, to the Knowledge of ISBF, there is no reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

ARTICLE 6

MIDWESTONE’S COVENANTS

Section 6.1 Access and Investigation.

(a) ISBF and its Representatives shall, at all times during normal business hours and with reasonable advance notice prior to the Closing Date, have full and continuing access to the facilities, operations, records and properties of MidWestOne and each MidWestOne Subsidiary in accordance with the provisions of this Section. ISBF and its Representatives may, prior to the Closing Date, make or cause to be made such reasonable investigation of the operations, records and properties of MidWestOne and each MidWestOne Subsidiary and of their respective financial and legal conditions as ISBF shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the normal operations of MidWestOne or any MidWestOne Subsidiary. Upon request, MidWestOne and each MidWestOne Subsidiary will furnish ISBF or its Representatives attorneys’ responses to auditors’ requests for information regarding MidWestOne or such MidWestOne Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by ISBF (provided, with respect to attorneys, such disclosure would not result in the waiver by MidWestOne or any MidWestOne Subsidiary of any claim of attorney-client privilege), and will permit ISBF and its Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for MidWestOne or such MidWestOne Subsidiary, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to ISBF or its Representatives. No investigation by ISBF or any of its Representatives shall affect the representations and warranties made by MidWestOne. This Section shall not require the disclosure of any information the disclosure of which to ISBF would be prohibited by any Legal Requirement.

(b) MidWestOne shall allow a representative of ISBF reasonably acceptable to MidWestOne to attend as an observer: (i) all meetings of the board of directors of MidWestOne and each MidWestOne Subsidiary; and (ii) all meetings of the committees thereof, except for any such meeting if and to the extent that any amendment to this Agreement or the merits of any Acquisition Transaction described in Section 6.6 is discussed, or MidWestOne is advised by its counsel that the participation by such observer would result in a waiver of MidWestOne’s attorney-client privilege. MidWestOne shall give reasonable notice to ISBF of any such meeting and, if known, the agenda for or business to be discussed at such meeting. MidWestOne shall provide to ISBF all information provided to the directors on all such boards and committees in connection with all such meetings or otherwise provided to the directors, except to the extent that such information relates to any amendment to this Agreement or discusses the merits of any Acquisition Transaction, or MidWestOne is advised by its counsel that the receipt of such information by such observer would result in a waiver of MidWestOne’s attorney-client privilege. It is understood by the parties that ISBF’s Representative will not have any voting rights with respect to matters discussed at these meetings and shall remain silent during all proceedings, and that ISBF is not managing the business or affairs of MidWestOne. All information obtained by ISBF at these meetings shall be treated in confidence as provided in that certain Mutual Non-Disclosure Agreement dated April 24, 2007, between MidWestOne and ISBF (the “Confidentiality Agreement”).

Section 6.2 Operation of MidWestOne and MidWestOne Subsidiaries. Except with the prior written consent of ISBF, which consent shall not be unreasonably withheld or delayed, between the date of this Agreement and the Closing Date, MidWestOne will, and will cause each MidWestOne Subsidiary to:

(a) conduct its business only in the ordinary course of business consistent with past practice;

(b) use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents, and maintain the relations and goodwill with its suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(c) confer with ISBF concerning potentially material issues affecting MidWestOne’s operations;

(d) enter into loan and deposit transactions only in accordance with its formal loan policy and, in that connection, from the date hereof to the Closing Date, shall not enter into any new credit or new lending relationship in excess of $3,000,000 with any Person and any director or officer of, or any owner of a 10% or greater equity interest in, such Person. If MidWestOne Bank has made a written request for permission to make an otherwise prohibited loan and has provided ISBF with all information necessary for ISBF to make an informed decision with respect to such request, and ISBF has failed to respond to such request within two Business Days after ISBF’s receipt of such request;

(e) acquire loan pool participations only in the ordinary course of business consistent with past practice and, from the date hereof to the Closing Date, shall not submit a bid on any new loan pool participation in an amount that exceeds $5,000,000 without first contacting Kent Jehle of ISBF as soon as reasonably practicable prior to the bidding conference call, allowing Mr. Jehle to review the available bidding information provided to MidWestOne, including the bid sheet, and allowing Mr. Jehle to participate in the bidding conference call. Upon Mr. Jehle’s review of the bidding information provided to him, or during the bidding conference call, Mr. Jehle may, on behalf of ISBF, object to MidWestOne’s submission of a bid on such loan pool participation; provided, however, if (i) MidWestOne provides Mr. Jehle with the bidding information as soon as reasonably practicable prior to the bidding conference call and allows him to participate in the bidding conference call and (ii) Mr. Jehle does not object to MidWestOne bidding on the loan participation pool prior to the bid submission or fails to participate in the bidding conference call, then ISBF shall be deemed to have consented to MidWestOne’s bidding on the loan pool participation;

(f) consistent with past practice, maintain an allowance for possible loan and lease losses which is adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable);

(g) maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the date hereof and pay all premiums on such policies when due;

(h) not buy or sell any security held, or intended to be held, for investment; provided, however, that such restriction shall not affect the buying and selling by MidWestOne Bank of Federal Funds or the reinvestment of dividends paid on any securities owned by MidWestOne Bank as of the date of this Agreement;

(i) file in a timely manner all required filings with all Regulatory Authorities and cause such filings to be true and correct in all material respects; and

(j) maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years, and comply with all Legal Requirements.

Section 6.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement, or as contemplated by Schedule 4.17, between the date of this Agreement and the Closing Date, MidWestOne will not, and will cause each MidWestOne Subsidiary not to, without the prior written consent of ISBF, which consent shall not be unreasonably withheld or delayed, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 4.17 is likely to occur. For purposes of this Section 6.3, ISBF’s consent shall be deemed to have been given if MidWestOne has made a written request for permission to take any action otherwise prohibited by this Section 6.3 and has provided ISBF with information sufficient for ISBF to make an informed decision with respect to such request, and ISBF has failed to respond to such request within two (2) Business Days after ISBF’s receipt of such request.

Section 6.4 Subsequent MidWestOne Financial Statements; SEC Reports. As soon as available after the date hereof, MidWestOne will furnish ISBF copies of the quarterly unaudited consolidated balance sheets, consolidated statements of income, consolidated statements of cash flows and consolidated statements of shareholders’ equity of MidWestOne prepared for its internal use, and MidWestOne Bank’s Call Reports for each quarterly period completed after June 30, 2007, and all other financial reports or statements submitted after the date hereof by MidWestOne or MidWestOne Bank to Regulatory Authorities, to the extent permitted by law (collectively, the “Subsequent MidWestOne Financial Statements”). Without limitation of the foregoing, as soon as available, if at all, MidWestOne will deliver to ISBF complete copies of any reports filed with the SEC after June 30, 2007 (collectively, the “Subsequent MidWestOne SEC Reports”). Except as may be required by changes in GAAP effective after the date hereof, the Subsequent MidWestOne Financial Statements shall be prepared on a basis consistent with past accounting practices and shall fairly present in all material respects the consolidated financial condition and results of operations for the dates and periods presented. The Subsequent MidWestOne SEC Reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading.

Section 6.5 Advice of Changes. Between the date of this Agreement and the Closing Date, MidWestOne will promptly notify ISBF in writing if MidWestOne or any MidWestOne

Subsidiary becomes aware of any fact or condition that causes or constitutes a breach of any of MidWestOne’s representations and warranties as of the date of this Agreement, or if MidWestOne or any MidWestOne Subsidiary becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition would require any change in the MidWestOne Schedules if such MidWestOne Schedules were dated the date of the occurrence or discovery of any such fact or condition, MidWestOne will promptly deliver to ISBF a supplement to the MidWestOne Schedules specifying such change. During the same period, MidWestOne will promptly notify ISBF of the occurrence of any breach of any covenant of MidWestOne in this Article or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 9 impossible or unlikely.

Section 6.6 Other Offers. Until such time, if any, as this Agreement is terminated pursuant to Article 11, MidWestOne will not, and will cause each MidWestOne Subsidiary and their respective Representatives not to, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than ISBF) relating to any Acquisition Transaction or a potential Acquisition Transaction involving MidWestOne or any MidWestOne Subsidiary. Notwithstanding the foregoing, MidWestOne may provide information at the request of, or enter into negotiations with, a third party with respect to an Acquisition Transaction that was not directly or indirectly, after the date hereof, made, encouraged, facilitated, solicited, initiated or assisted by MidWestOne, any MidWestOne Subsidiary or any of their respective directors, officers, employees, professional or financial advisors, representatives, agents or Affiliates (an “Unsolicited MidWestOne Proposal”), but only to the extent that the board of directors of MidWestOne determines, in good faith, that the exercise of its fiduciary duties to MidWestOne’s shareholders under applicable law, as advised by its counsel, requires it to take such action, and, provided further, that MidWestOne may not, in any event, provide to such third party any information which it has not provided to ISBF. MidWestOne shall promptly notify ISBF orally, confirmed in writing, in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries.

Section 6.7 Voting Agreement. Concurrently with the execution and delivery of this Agreement, MidWestOne shall deliver to ISBF a voting agreement in the form of Exhibit D, signed by all directors of MidWestOne and MidWestOne Bank who are holders of MidWestOne Common Stock.

Section 6.8 Affiliate Agreements. Not later than the 15th day before the mailing of the Proxy Statement-Prospectus (as defined below), MidWestOne will deliver to ISBF a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the MidWestOne Meeting, deemed to be an “affiliate” of MidWestOne (each, a “MidWestOne Affiliate”) as that term is used in Rule 145 under the Securities Act. MidWestOne will use its reasonable best efforts to cause each person who may be deemed to be a MidWestOne Affiliate to execute and deliver to MidWestOne and ISBF on or before the date of mailing of the Proxy Statement-Prospectus an agreement in substantially the form attached hereto as Exhibit E.

Section 6.9 Shareholders’ Meeting. MidWestOne shall cause a meeting of its shareholders for the purpose of acting upon this Agreement to be held at the earliest practicable date after the Registration Statement (as defined below) has been declared effective by the SEC. MidWestOne shall mail to its shareholders, at least twenty (20) Business Days prior to such meeting, notice of such meeting together with the Proxy Statement-Prospectus, which shall include a copy of this Agreement. Subject to its fiduciary duties, MidWestOne and its board of directors shall recommend to shareholders the approval of this Agreement and shall solicit proxies voting only in favor thereof from the shareholders of MidWestOne. For the avoidance of doubt, the parties acknowledge that the failure of MidWestOne to cause a meeting of its shareholders to be held for the purposes set forth in the Agreement or otherwise to make the recommendations required by or to withdraw, modify or change such recommendation as provided in the provisions of this Section 6.9 shall be deemed to have a Material Adverse Effect on MidWestOne on a consolidated basis and on ISBF’s rights under this Agreement.

Section 6.10 Information Provided to ISBF. MidWestOne agrees that the information concerning MidWestOne or any MidWestOne Subsidiary that is provided or to be provided by MidWestOne to ISBF for inclusion or that is included in the Registration Statement or Proxy Statement-Prospectus and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement-Prospectus, when mailed, will not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement-Prospectus or any amendment thereof or supplement thereto, at the time of the meeting of MidWestOne’s shareholders referred to above, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement-Prospectus shall be mailed. Notwithstanding the foregoing, MidWestOne shall have no responsibility for the truth or accuracy of any information with respect to ISBF or any ISBF Subsidiary or any of their Affiliates contained in the Registration Statement or the Proxy Statement-Prospectus or in any document submitted to, or other communication with, any Regulatory Authority.

Section 6.11 Accounting and Other Adjustments. MidWestOne agrees that it shall, and shall cause each MidWestOne Subsidiary, to: (a) make any accounting adjustments or entries to its books of account and other financial records; (b) make additional provisions to any allowance for loan and lease losses; (c) sell or transfer any investment securities held by it; (d) charge-off any loan or lease; (e) create any new reserve account or make additional provisions to any other existing reserve account; (f) make changes in any accounting method; (g) accelerate, defer or accrue any anticipated obligation, expense or income item; and (h) make any other adjustments that would affect the financial reporting of ISBF, on a consolidated basis after the Effective Time, in any case as ISBF shall reasonably request, provided, however, that neither MidWestOne nor any MidWestOne Subsidiary shall be obligated to take any such requested action until immediately prior to the Closing and at such time as ISBF shall confirm in writing that it has satisfied all of the conditions listed in Article 10 (except for the completion of actions to be taken at the Closing), unless the satisfaction of any such conditions shall have been waived by MidWestOne, and that, to the Knowledge of ISBF, there are no facts or circumstances which would prevent ISBF from consummating the transactions contemplated hereby.

Section 6.12 Capital Stock. Except as otherwise permitted in or contemplated by this Agreement and without the prior written consent of ISBF, from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, MidWestOne shall not, and shall not enter into any agreement to, issue, sell or otherwise permit to become outstanding any additional shares of MidWestOne Common Stock or any other capital stock of MidWestOne, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any such stock, other than pursuant to the MidWestOne Stock Incentive Plans, the aggregate number of shares of MidWestOne Common Stock covered by all existing grants being no more than 321,532 shares. No additional shares of MidWestOne Common Stock shall become subject to new grants of employee stock options, stock appreciation rights or similar stock based employee compensation rights, except as otherwise provided in Section 8.7.

Section 6.13 Employment and Letter Agreements. Concurrently with the execution and delivery of this Agreement, MidWestOne shall cause to be delivered to ISBF: (a) an employment agreement in the form of Exhibit F-1, signed by MidWestOne CFO, to be effective at the Effective Time; and (b) a letter agreement in the form of Exhibit F-2, signed by MidWestOne CEO, to be effective at the Effective Time.

Section 6.14 Shareholder Sale Agreements. Concurrently with the execution and delivery of this Agreement, MidWestOne shall cause to be delivered to ISBF a shareholder sale agreement in the form of Exhibit G from each of MidWestOne CEO and MidWestOne CFO.

Section 6.15 Dividends. Notwithstanding anything contained herein to the contrary, between the date of this Agreement and the Effective Time, MidWestOne may declare and pay to its shareholders, a quarterly cash dividend not to exceed $0.18 per share of MidWestOne Common Stock, and shall declare, pay or make no other dividend or other distribution or payment in respect of, or redemption of, shares of MidWestOne Common Stock. Notwithstanding any other provisions to the contrary, it is agreed by the parties that they shall cooperate to assure that, for any quarter, there shall not be a duplication or omission of the payment of dividends to shareholders of MidWestOne; provided, however, MidWestOne may not make any pro rata dividend payments for any quarterly period.

Section 6.16 ISBF Foundation Donation. MidWestOne agrees to make a donation of $500,000 to the ISBF Foundation, which will be payable at or prior to the Closing. ISBF shall, at or after the Effective Time, cause: (i) such number of MidWestOne Directors to be appointed to the board of directors of the ISBF Foundation so that such board consists of an equal number of ISBF Directors and MidWestOne Directors; and (ii) the articles of incorporation of ISBF Foundation to be amended such that the purpose of ISBF Foundation is to provide a pool of funds to be used to enhance community and cultural well-being within the trade areas in which the Surviving Corporation operates.

ARTICLE 7

ISBF’S COVENANTS

Section 7.1 Access and Investigation.

(a) MidWestOne and its Representatives shall, at all times during normal business hours and with reasonable advance notice prior to the Closing Date, have full and continuing access to the facilities, operations, records and properties of ISBF and each ISBF Subsidiary in accordance with the provisions of this Section. MidWestOne and its Representatives may, prior to the Closing Date, make or cause to be made such reasonable investigation of the operations, records and properties of ISBF and each ISBF Subsidiary and of their respective financial and legal conditions as MidWestOne shall deem necessary or advisable to familiarize itself with such records, properties and other matters, provided, however, that such access or investigation shall not interfere materially with the normal operations of ISBF or any ISBF Subsidiary. Upon request, ISBF and each ISBF Subsidiary will furnish MidWestOne or its Representatives attorneys’ responses to auditors’ requests for information regarding ISBF or such ISBF Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by MidWestOne (provided, with respect to attorneys, such disclosure would not result in the waiver by ISBF or either ISBF Subsidiary Bank of any claim of attorney-client privilege), and will permit MidWestOne and its Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for ISBF or such ISBF Subsidiary, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to MidWestOne or its Representatives. No investigation by MidWestOne or any of its Representatives shall affect the representations and warranties made by ISBF. This Section shall not require the disclosure of any information the disclosure of which to MidWestOne would be prohibited by any Legal Requirement.

(b) ISBF shall allow a representative of MidWestOne to attend as an observer: (i) all meetings of the board of directors of ISBF and each ISBF Subsidiary; and (ii) all meetings of the committees thereof, except for any such meeting if and to the extent that an amendment of this Agreement and/or the merits of any Acquisition Transaction described in Section 7.6 is discussed, or ISBF is advised by its counsel that the participation by such observer would result in a waiver of ISBF’s attorney-client privilege. ISBF shall give reasonable notice to MidWestOne of any such meeting and, if known, the agenda for or business to be discussed at such meeting. ISBF shall provide to MidWestOne all information provided to the directors on all such boards and committees in connection with all such meetings or otherwise provided to the directors, except to the extent that such information relates to any amendment to this Agreement or discusses the merits of any Acquisition Transaction, or ISBF is advised by its counsel that the receipt of such information by such observer would result in a waiver of ISBF’s attorney-client privilege. It is understood by the parties that MidWestOne’s Representative will not have any voting rights with respect to matters discussed at these meetings and shall remain silent during all proceedings, and that MidWestOne is not managing the business or affairs of ISBF. All information obtained by MidWestOne at these meetings shall be treated in confidence as provided in the Confidentiality Agreement.

Section 7.2 Operation of ISBF and ISBF Subsidiaries. Except with the prior written consent of MidWestOne, which consent shall not be unreasonably withheld or delayed, between the date of this Agreement and the Closing Date, ISBF will, and will cause each ISBF Subsidiary to:

(a) conduct its business only in the ordinary course of business consistent with past practice;

(b) use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents, and maintain the relations and goodwill with its suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(c) confer with MidWestOne concerning potentially material issues affecting ISBF’s operations;

(d) enter into loan and deposit transactions only in accordance with its formal loan policy and, in that connection, from the date hereof to the Closing Date, shall not enter into any new credit or new lending relationship in excess of $3,000,000 with any Person and any director or officer of, or any owner of a 10% or greater equity interest in, such Person. If the applicable ISBF Subsidiary Bank has made a written request for permission to make an otherwise prohibited loan and has provided MidWestOne with all information necessary for MidWestOne to make an informed decision with respect to such request, and MidWestOne has failed to respond to such request within two Business Days after MidWestOne’s receipt of such request;

(e) consistent with past practice, maintain an allowance for possible loan and lease losses which is adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable);

(f) maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the date hereof and pay all premiums on such policies when due;

(g) not buy or sell any security held, or intended to be held, for investment; provided, however, that such restriction shall not affect the buying and selling by the ISBF Subsidiary Banks of Federal Funds or the reinvestment of dividends paid on any securities owned by the ISBF Subsidiary Banks as of the date of this Agreement; provided, further, that such restriction shall not prohibit ISBF or any ISBF Subsidiary from buying or selling, in the ordinary course of business consistent with past practice, stock of entities primarily engaged in the business of banking;

(h) file in a timely manner all required filings with all Regulatory Authorities and cause such filings to be true and correct in all material respects; and

(i) maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years, and comply with all Legal Requirements.

Section 7.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement, or as contemplated by Schedule 5.17, between the date of this Agreement and the Closing Date, ISBF will not, and will cause each ISBF Subsidiary not to, without the prior written consent of MidWestOne, which consent shall not be unreasonably withheld or delayed, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 5.17 is likely to occur. For purposes of this Section 7.3, MidWestOne’s consent shall be deemed to have been given if ISBF has made a written request for permission to take any action otherwise prohibited by this Section 7.3 and has provided MidWestOne with information sufficient for MidWestOne to make an informed decision with respect to such request, and MidWestOne has failed to respond to such request within two (2) Business Days after MidWestOne’s receipt of such request.

Section 7.4 Subsequent ISBF Financial Statements; Regulatory Reports. As soon as available after the date hereof, ISBF will furnish MidWestOne copies of the quarterly unaudited consolidated balance sheets, consolidated statements of income, consolidated statements of cash flows and consolidated statements of shareholders’ equity of ISBF prepared for its internal use, and each ISBF Subsidiary Bank’s Call Reports for each quarterly period completed after June 30, 2007, and all other financial reports or statements submitted after the date hereof by ISBF or the ISBF Subsidiary Banks to Regulatory Authorities, to the extent permitted by law (collectively, the “Subsequent ISBF Financial Statements”). Except as may be required by changes in GAAP effective after the date hereof, the Subsequent ISBF Financial Statements shall be prepared on a basis consistent with past accounting practices and shall fairly present in all material respects the consolidated financial condition and results of operations for the dates and periods presented.

Section 7.5 Advice of Changes. Between the date of this Agreement and the Closing Date, ISBF will promptly notify MidWestOne in writing if ISBF or any ISBF Subsidiary becomes aware of any fact or condition that causes or constitutes a breach of any of ISBF’s representations and warranties as of the date of this Agreement, or if ISBF or any ISBF Subsidiary becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition would require any change in the ISBF Schedules if such ISBF Schedules were dated the date of the occurrence or discovery of any such fact or condition, ISBF will promptly deliver to MidWestOne a supplement to the ISBF Schedules specifying such change. During the same period, ISBF will promptly notify MidWestOne of the occurrence of any breach of any covenant of ISBF in this Article or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 10 impossible or unlikely.

Section 7.6 Other Offers. Until such time, if any, as this Agreement is terminated pursuant to Article 11, ISBF will not, and will cause each ISBF Subsidiary and their respective Representatives not to, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than MidWestOne) relating to any Acquisition Transaction or a potential Acquisition Transaction involving ISBF or any ISBF Subsidiary. Notwithstanding the foregoing, ISBF may provide information at the request of, or enter into negotiations with, a third party with respect to an Acquisition Transaction that was not directly or indirectly, after the date hereof, made, encouraged, facilitated, solicited, initiated or assisted by ISBF, any ISBF Subsidiary or any of their respective directors, officers, employees, professional or financial advisors, representatives, agents or Affiliates (an “Unsolicited ISBF Proposal”), but only to the extent that the board of directors of ISBF determines, in good faith, that the exercise of its fiduciary duties to ISBF’s shareholders under applicable law, as advised by its counsel, requires it to take such action, and, provided further, that ISBF may not, in any event, provide to such third party any information which it has not provided to MidWestOne. ISBF shall promptly notify MidWestOne orally, confirmed in writing, in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries.

Section 7.7 Voting Agreement. Concurrently with the execution and delivery of this Agreement, ISBF shall deliver to MidWestOne a voting agreement in the form of Exhibit D, signed by all directors of ISBF and ISBF Bank-A who are holders of ISBF Common Stock.

Section 7.8 Shareholders’ Meeting. ISBF shall cause a meeting of its shareholders for the purpose of (a) acting upon this Agreement, (b) amending and restating its articles of incorporation as set forth herein, and (c) seeking shareholder approval of the ISBF 2008 Equity Incentive Plan to be effective immediately at the Effective Time, to be held at the earliest practicable date after the Registration Statement has been declared effective by the SEC. ISBF shall mail to its shareholders, at least twenty (20) Business Days prior to such meeting, notice of such meeting together with the Proxy Statement-Prospectus, which shall include a copy of this Agreement. Subject to its fiduciary duties, ISBF and its board of directors shall recommend to shareholders the approval of this Agreement and shall solicit proxies voting only in favor thereof from the shareholders of ISBF. For the avoidance of doubt, the parties acknowledge that the failure of ISBF to cause a meeting of its shareholders to be held for the purposes set forth in the Agreement or otherwise to make the recommendations required by or to withdraw, modify or change such recommendation as provided in the provisions of this Section 7.8 shall be deemed to have a Material Adverse Effect on ISBF on a consolidated basis and on MidWestOne’s and its shareholders’ rights under this Agreement.

Section 7.9 Information Provided to MidWestOne. ISBF agrees that none of the information concerning ISBF or any ISBF Subsidiary that is provided or to be provided by ISBF to MidWestOne for inclusion or that is included in the Registration Statement or Proxy Statement-Prospectus and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement-Prospectus, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement-Prospectus or any amendment thereof or supplement thereto, at the time of the meeting of ISBF’s shareholders referred to above, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement-Prospectus shall be mailed. Notwithstanding the foregoing, ISBF shall have no responsibility for the truth or accuracy of any information with respect to MidWestOne or any MidWestOne Subsidiary or any of their Affiliates contained in the Registration Statement or the Proxy Statement-Prospectus or in any document submitted to, or other communication with, any Regulatory Authority.

Section 7.10 Indemnification. Except as may be limited by applicable Legal Requirements, ISBF shall honor any of MidWestOne’s obligations in respect of indemnification and advancement of expenses currently provided by MidWestOne in its articles of incorporation or bylaws in favor of the current and former directors and officers of MidWestOne and MidWestOne Bank for not less than six (6) years from the Effective Time with respect to matters occurring prior to the Effective Time. Notwithstanding any provision of Section 7.2, ISBF shall acquire and maintain for a period of six (6) years extended insurance coverage of acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently covered by MidWestOne’s director and officer liability policies of insurance (commonly referred to as “tail coverage”) on terms with respect to such coverage and amount substantially similar to the terms and conditions of MidWestOne’s director and officer liability policies of insurance in effect immediately prior to the Effective Time; provided, however, that ISBF shall not be obligated to make annual premium payments (or the annualized equivalent in premium payments for whatever period may be covered) pursuant to this Section 7.10 for such insurance coverage to the extent such premiums exceed 150% of the annual premiums paid as of the date hereof by MidWestOne for its current premiums for such insurance (the “Insurance Expense Cap”). If ISBF is unable to obtain an insurance policy with the coverage required hereby within the Insurance Expense Cap, then ISBF shall use the full amount of the Insurance Expense Cap to obtain one or more alternate insurance policies with as much coverage as is commercially obtainable.

Section 7.11 Authorization and Reservation of ISBF Common Stock. The board of directors of ISBF shall, as of the date hereof, authorize and reserve the maximum number of shares of ISBF Common Stock to be issued pursuant to this Agreement and take all other necessary corporate action to consummate the Contemplated Transactions.

Section 7.12 Nasdaq Listing. ISBF shall use its reasonable best efforts to list on the Nasdaq Global Market, subject to official notice of issuance, all shares of ISBF Common Stock, including the shares of ISBF Common Stock to be issued in connection with the Merger.

Section 7.13 ISBF Board. ISBF shall take all action necessary to ensure that the board of directors, including all committees thereof, of the Surviving Corporation will be as set forth in Exhibit C.

Section 7.14 Capital Stock. Except as otherwise permitted in or contemplated by this Agreement and without the prior written consent of MidWestOne, from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, ISBF shall not, and shall not enter into any agreement to, issue, sell or otherwise permit to become outstanding any additional shares of ISBF Common Stock or any other capital stock of ISBF, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any such stock, other than pursuant to the ISBF Stock

Option Plan, the aggregate number of shares of ISBF Common Stock covered by all existing grants being no more than 18,465 shares. No additional shares of ISBF Common Stock shall become subject to new grants of employee stock options, stock appreciation rights or similar stock based employee compensation rights, except as otherwise provided in Section 8.7.

Section 7.15 Employment Agreements. Concurrently with the execution and delivery of this Agreement, ISBF shall cause to be executed and delivered: (a) by all parties, employment agreements in the form of Exhibit F-3, signed by ISBF CEO and ISBF CLO, to be effective at the Effective Time; and (b) a letter agreement in the form of Exhibit F-4, signed by ISBF Chairman, to be effective at the Effective Time.

Section 7.16 Shareholder Sale Agreements. Concurrently with the execution and delivery of this Agreement, ISBF shall cause to be delivered to MidWestOne a shareholder sale agreement in the form of Exhibit G from each ISBF shareholder listed on the schedule to Exhibit G that also is a director of ISBF. Between the date of this Agreement and the Effective Time, ISBF shall use its reasonable best efforts to cause each other ISBF shareholder listed on the schedule to Exhibit G to execute a shareholder sale agreement in the form of Exhibit G and deliver any such executed agreements to MidWestOne at the Closing; provided, however, that, for the avoidance of doubt, the failure to obtain any of the agreements contemplated by this sentence, despite ISBF’s reasonable best efforts, shall not be deemed to constitute a breach of the covenant contained in this Section 7.16.

Section 7.17 Option Plans. ISBF shall take all action necessary to implement, and present to its board of directors and shareholders for approval, the ISBF 2008 Equity Incentive Plan.

Section 7.18 Dividends. Notwithstanding anything contained herein to the contrary, between the date of this Agreement and the Effective Time, ISBF may declare and pay to its shareholders in December 2007 its annual cash dividend not to exceed $0.33 per share of ISBF Common Stock, and shall declare, pay or make no other dividend or other distribution or payment in respect of, or redemption of, shares of ISBF Common Stock.

ARTICLE 8

COVENANTS OF ALL PARTIES

Section 8.1 Regulatory Approvals. ISBF shall use its reasonable best efforts to make or cause to be made, within thirty (30) days after the date of this Agreement, all appropriate filings with Regulatory Authorities for approval of the Contemplated Transactions, including the preparation of an application or any amendment thereto or any other required statements or documents filed or to be filed by any party with: (a) the Federal Reserve pursuant to the BHCA; (b) the Division pursuant to the Iowa Banking Act; (c) the FDIC pursuant to the FDI Act; and (d) any other Person or Regulatory Authority pursuant to any applicable Legal Requirement, for authority to consummate the Contemplated Transactions. ISBF shall pursue in good faith the regulatory approvals necessary to consummate the Contemplated Transactions. In advance of any filing made under this Section, MidWestOne and its counsel shall be provided with the opportunity to comment thereon, and ISBF agrees promptly to advise MidWestOne and its counsel of any material communication received by it or its counsel from any Regulatory Authorities with respect to such filings, and to provide copies of any such written communication to ISBF and its counsel.

Section 8.2 SEC Registration. ISBF shall use its reasonable best efforts to file with the SEC, as soon as reasonably practicable after September 30, 2007, a registration statement on an appropriate form under the Securities Act covering the shares of ISBF Common Stock to be issued pursuant to this Agreement and shall use all reasonable efforts to cause the same to become effective and thereafter, until the Effective Time or lawful termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same (such registration statement, and any amendments and supplements thereto, is referred to as the “Registration Statement”). The Registration Statement shall include a joint proxy statement-prospectus prepared by ISBF and MidWestOne (the “Proxy Statement-Prospectus”), for use in connection with the meetings of the shareholders of ISBF and MidWestOne referred to in Section 7.9 and Section 6.9, respectively, all in accordance with the rules and regulations of the SEC. ISBF shall, as soon as practicable after the execution of this Agreement, make all filings required to obtain all permits, authorizations, consents or approvals required under any applicable Legal Requirements (including all state securities laws) for the issuance of the shares of ISBF Common Stock to shareholders of MidWestOne. In advance of any filing made under this Section, ISBF and MidWestOne and their respective counsel shall be provided with the opportunity to comment thereon, and ISBF and MidWestOne each agree promptly to advise each other and each other’s counsel of any material communication received by it or its counsel from the SEC or any other Regulatory Authorities with respect to such filings, and to provide to the other party and its counsel copies of any such written communications.

Section 8.3 Necessary Approvals. ISBF and MidWestOne agree that MidWestOne’s counsel will have primary responsibility for preparation of the Registration Statement and ISBF’s counsel will have primary responsibility for the preparation of the necessary applications for regulatory approval of the Contemplated Transactions. Each of ISBF and MidWestOne and their respective Subsidiaries agree fully to promptly cooperate with each other and their respective counsels and accountants in connection with any steps to be taken as part of their obligations under this Agreement.

Section 8.4 Customer and Employee Relationships. Each of ISBF and MidWestOne agrees that its respective Representatives may jointly:

(a) participate in meetings or discussions with officers and employees of MidWestOne and ISBF and their Subsidiaries in connection with employment opportunities with ISBF after the Effective Time; and

(b) contact Persons having dealings with MidWestOne or ISBF or any of its respective Subsidiaries for the purpose of informing such Persons of the services to be offered by ISBF after the Effective Time.

Section 8.5 Publicity. Prior to the Effective Time, the parties to this Agreement will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the Contemplated Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other party, except as may be required by law.

Section 8.6 Reasonable Best Efforts; Cooperation. Each of ISBF and MidWestOne agrees to exercise good faith and use its reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the transactions contemplated hereby as promptly as possible. Neither ISBF nor MidWestOne will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of this Agreement. Between the date of this Agreement and the Closing Date, each of ISBF and MidWestOne will, and will cause each ISBF Subsidiary and MidWestOne Subsidiary, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by Legal Requirements to make in connection with the Contemplated Transactions.

Section 8.7 Stay Bonuses. The parties hereto acknowledge that: (a) MidWestOne and ISBF, as applicable, shall commit to pay the stay bonus payments to employees of MidWestOne or any MidWestOne Subsidiary, or ISBF or any ISBF Subsidiary, as applicable; and (b) ISBF shall commit to make, at or after the Effective Time, new grants of employee stock options or restricted stock to employees of MidWestOne or any MidWestOne Subsidiary, or ISBF or any ISBF Subsidiary, as provided on Schedule 8.7, provided, however, that neither MidWestOne nor ISBF shall be obligated to pay any such bonus payment unless and until such employee executes and delivers a stay bonus agreement as contemplated by Schedule 8.7, which agreement shall govern the obligation to make any such bonus payment.

Section 8.8 General Severance Plan. The parties hereto acknowledge that ISBF, as the surviving entity, will make severance payments to certain current or former employees of either ISBF or MidWestOne, pursuant to the general severance plan to be established as provided in Schedule 8.8.

Section 8.9 Employee Benefits.

(a) ISBF and MidWestOne shall use their respective reasonable best efforts to determine prior to the Closing the types of benefits to be offered after the Effective Time by ISBF, as the surviving corporation to the Merger, to the continuing employees of MidWestOne or MidWestOne Bank, and of ISBF and its Subsidiaries, as applicable. All continuing employees of ISBF and MidWestOne shall receive full service credit for all years of employment with either entity for purposes of eligibility and vesting under applicable employee benefit plans and for purposes of determining benefits under the vacation and severance plans and policy.

(b) Each of ISBF and MidWestOne agrees to cooperate and use its reasonable best efforts to facilitate the retention of the MidWestOne ESOP by ISBF as a successor to MidWestOne. Further, the parties agree that all employees of MidWestOne or MidWestOne Bank who become employees of ISBF or any of its Subsidiaries and all other employees of ISBF or any of its Subsidiaries will be allowed to participate in such plan with the full rights and benefits afforded under the current terms of the MidWestOne ESOP. Any employees of MidWestOne who are terminated as a result of the Contemplated Transactions shall become fully vested in any accrued benefit under the MidWestOne ESOP.

(c) ISBF agrees to take all actions necessary to freeze new participation in, and the future benefit accruals under, the ISBF Pension Plan as of the earlier of the Effective Time or December 31, 2007. To the extent not vested as a result of such freeze, any employees of ISBF who are terminated as a result of the Contemplated Transactions shall become fully vested in any accrued benefit under the ISBF Pension Plan.

(d) Notwithstanding anything in this Agreement to the contrary, prior to the Effective Time, the respective boards of directors of MidWestOne and ISBF (or an appropriate committee thereof) shall take all actions necessary on its part to: (i) cause each outstanding unexercised MidWestOne Stock Option or ISBF Stock Option, as the case may be, to vest and become exercisable upon consummation of the Merger; and (ii) extend the period during which a holder of MidWestOne Stock Options or ISBF Stock Options, as the case may be, may exercise such options after termination of employment for any reason (other than termination by the Surviving Corporation or a Subsidiary for cause or resignation by the employee in circumstances that do not entitle the employee to severance benefits) to one (1) year from the date of termination, but not beyond the expiration date of the option.

(e) Notwithstanding anything in this Agreement to the contrary, ISBF and MidWestOne shall take all action necessary to enact the items set forth on Schedule 8.9.

Section 8.10 Dividends.

(a) ISBF and MidWestOne hereby agree to take such actions as are necessary or advisable to assure that for any quarterly period there shall not be a duplication or omission of the payment of dividends to shareholders of MidWestOne.

(b) It is the intent of the parties that the Surviving Corporation shall, in its initial fiscal year, declare and pay to its shareholders quarterly cash dividends of $0.1525 per share, subject to, among other things: (i) applicable federal and state law and regulations; (ii) the earnings and financial condition of the Surviving Corporation; (iii) the ongoing approval thereof by the Surviving Corporation’s board of directors; and (iv) general economic conditions.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF ISBF

The obligations of ISBF to consummate the Contemplated Transactions and to take the other actions required to be taken by ISBF at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by ISBF, in whole or in part):

Section 9.1 Accuracy of Representations and Warranties. All of the representations and warranties of MidWestOne set forth in this Agreement shall be true and correct in accordance with the Article 4 Standard with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date.

Section 9.2 MidWestOne’s Performance. MidWestOne shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, MidWestOne shall have performed and complied in all respects with such covenants and obligations.

Section 9.3 Documents Satisfactory. All proceedings, corporate or other, to be taken by MidWestOne in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for ISBF.

Section 9.4 Corporate Approval. This Agreement and the Contemplated Transactions shall have been duly and validly approved as necessary under applicable Legal Requirements by the shareholders of ISBF and MidWestOne.

Section 9.5 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against MidWestOne or any MidWestOne Subsidiary any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would have a Material Adverse Effect on MidWestOne on a consolidated basis or on ISBF’s rights under this Agreement.

Section 9.6 Absence of Material Adverse Changes. From the date hereof to the Closing, there shall be no event or occurrence that has had or would be reasonably likely to have a Material Adverse Effect on MidWestOne on a consolidated basis.

Section 9.7 Consents and Approvals. Any consents or approvals required to be secured by either party by the terms of this Agreement shall have been obtained and shall be reasonably satisfactory to ISBF, and all applicable waiting periods shall have expired, except to the extent that the failure to obtain any such consents or approvals would not have a Material Adverse Effect on MidWestOne on a consolidated basis or on ISBF’s rights under this Agreement.

Section 9.8 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of: (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Regulatory Authority.

Section 9.9 Registration Statement. The Registration Statement shall have become effective and no stop order suspending such effectiveness shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement and no Proceeding shall have been commenced or be pending or Threatened for such purpose.

Section 9.10 Fairness Opinion. As of the date of this Agreement and prior to distribution of the Proxy Statement-Prospectus to the shareholders of ISBF, ISBF shall have received an opinion from Keefe Bruyette & Woods, Inc. to the effect that the consideration to be paid to MidWestOne’s shareholders in connection with the Merger is fair from a financial point of view, and the same shall not have been withdrawn prior to the Closing.

Section 9.11 Tax Opinion. ISBF shall have received a written opinion of McGladrey & Pullen, LLP, in form and substance reasonably satisfactory to ISBF and MidWestOne, dated as of the date of the Registration Statement and updated through the Closing Date, substantially to the effect that: (i) the Merger will constitute a tax-free reorganization under Section 368(a) of the Code; (ii) no gain or loss will be recognized by MidWestOne or ISBF as a result of the Merger; and (iii) no gain or loss will be recognized by the shareholders of MidWestOne who exchange all their MidWestOne Common Stock solely for ISBF Common Stock pursuant to the Merger (except that gain or loss will be recognized with respect to any cash received in lieu of fractional shares).

Section 9.12 Nasdaq Listing. The shares of ISBF Common Stock, including the shares to be issued in connection with the Merger, shall have been approved for listing on The Nasdaq Stock Market.

ARTICLE 10

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF MIDWESTONE

MidWestOne’s obligation to consummate the Contemplated Transactions and to take the other actions required to be taken by MidWestOne at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by MidWestOne, in whole or in part):

Section 10.1 Accuracy of Representations and Warranties. All of the representations and warranties of ISBF set forth in this Agreement shall be true and correct in accordance with the Article 5 Standard with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date.

Section 10.2 ISBF’s Performance. ISBF shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, ISBF shall have performed and complied in all respects with such covenants and obligations.

Section 10.3 Documents Satisfactory. All proceedings, corporate or other, to be taken by ISBF in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for MidWestOne.

Section 10.4 Corporate Approval. This Agreement and the Contemplated Transactions shall have been duly and validly approved as necessary under applicable Legal Requirements by the shareholders of ISBF and the shareholders of MidWestOne.

Section 10.5 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against ISBF or any ISBF Subsidiary any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would have a Material Adverse Effect on ISBF on a consolidated basis or on MidWestOne’s rights under this Agreement.

Section 10.6 Absence of Material Adverse Changes. From the date hereof to the Closing, there shall be no event or occurrence that has had or would be reasonably likely to have a Material Adverse Effect on ISBF on a consolidated basis.

Section 10.7 Consents and Approvals. Any consents or approvals required to be secured by either party by the terms of this Agreement shall have been obtained and shall be reasonably satisfactory to MidWestOne, and all applicable waiting periods shall have expired, except to the extent that the failure to obtain any such consents or approvals would not have a Material Adverse Effect on ISBF on a consolidated basis or on MidWestOne’s rights under this Agreement.

Section 10.8 No Prohibitions. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of: (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Regulatory Authority.

Section 10.9 Registration Statement. The Registration Statement shall have become effective and no stop order suspending such effectiveness shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement and no Proceeding shall have been commenced or be pending or Threatened for such purpose.

Section 10.10 Tax Opinion. MidWestOne shall have received a written opinion of Vedder, Price, Kaufman & Kammholz, P.C., in form and substance reasonably satisfactory to ISBF and MidWestOne, dated as of the date of the Registration Statement and updated through the Closing Date, substantially to the effect that: (i) the Merger will constitute a tax-free reorganization under Section 368(a) of the Code; (ii) no gain or loss will be recognized by MidWestOne as a result of the Merger; and (iii) no gain or loss will be recognized by the shareholders of MidWestOne who exchange all their MidWestOne Common Stock solely for ISBF Common Stock pursuant to the Merger (except that gain or loss will be recognized with respect to any cash received in lieu of fractional shares).

Section 10.11 Fairness Opinion. As of the date of this Agreement and prior to distribution of the Proxy Statement-Prospectus to the shareholders of MidWestOne, MidWestOne shall have received an opinion from Sandler O’Neill & Partners, L.P. and an opinion from Howe Barnes Hoefer & Arnett, Inc. to the effect that the consideration to be received by MidWestOne’s shareholders in connection with the Merger is fair, from a financial point of view, to MidWestOne’s shareholders, and the same shall not have been withdrawn prior to the Closing.

Section 10.12 Nasdaq Listing. The shares of ISBF Common Stock, including the shares to be issued in connection with the Merger, shall have been approved for listing on The Nasdaq Stock Market.

ARTICLE 11

TERMINATION

Section 11.1 Termination of Agreement. This Agreement may be terminated only as set forth below:

(a) by mutual consent of the boards of directors of ISBF and MidWestOne, each evidenced by appropriate written resolutions;

(b) by ISBF if: (i) any of the conditions in Article 9 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of ISBF to comply with its obligations under this Agreement); (ii) the failure to satisfy such condition would be reasonably likely to have a Material Adverse Effect upon MidWestOne; and (iii) ISBF has not waived such condition on or before the Closing Date, provided, however, that the condition set forth in clause (ii) of this paragraph need not be satisfied to terminate this Agreement if the failure to satisfy any condition was the result of any intentional or grossly negligent: (A) action, (B) failure to act or (C) misrepresentation, of or by MidWestOne;

(c) by MidWestOne if: (i) any of the conditions in Article 10 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of MidWestOne to comply with its obligations under this Agreement); (ii) the failure to satisfy such condition would be reasonably likely to have a Material Adverse Effect upon ISBF; and (iii) MidWestOne has not waived such condition on or before the Closing Date, provided, however, that the condition set forth in clause (ii) of this paragraph need not be satisfied to terminate this Agreement if the failure to satisfy any condition was the result of any intentional or grossly negligent: (A) action, (B) failure to act or (C) misrepresentation, of or by ISBF;

(d) by ISBF by giving written notice of such termination to MidWestOne if: (i) there has been (A) a breach of any covenant herein that would be reasonably likely to have a Material Adverse Effect on MidWestOne (except for breaches of Section 6.6 or Section 6.9, which are separately addressed in Section 11.1(g)), on the part of MidWestOne which has not been cured or adequate assurance of cure given, in either case within thirty (30) Business Days following notice of such breach from ISBF, unless such breach or failure is a result of the failure by ISBF to perform and comply in all material respects with any of its material obligations under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder; or (B) a breach of a representation or warranty of MidWestOne herein that (individually or, together with other such breaches, in the aggregate) would be reasonably likely to have a Material Adverse Effect on MidWestOne, and that, in the reasonable opinion of ISBF’s board of directors, by its nature cannot be cured on or prior to the Termination Date (as defined below); or (ii) there shall have occurred or been proposed after the date of this Agreement, any change in any Legal Requirement, or after the date of this Agreement there shall have been any Order by any Regulatory Authority that could reasonably be expected to prevent or delay consummation of the Merger beyond the Termination Date;

(e) by MidWestOne by giving written notice of such termination to ISBF if: (i) there has been (A) a breach of any covenant herein that would be reasonably likely to have a Material Adverse Effect on ISBF (except for breaches of Section 7.6 or Section 7.8 which are separately addressed in Section 11.1(h)), on the part of ISBF which has not been cured or adequate assurance of cure given, in either case within thirty (30) Business Days following notice of such breach from MidWestOne, unless such breach or failure is a result of the failure by MidWestOne to perform and comply in all material respects with any of its material obligations under this Agreement which are to be performed or complied with by it prior to or on the date required hereunder; or (B) a breach of a representation or warranty of ISBF herein that (individually or, together with other such breaches, in the aggregate) would be reasonably likely to have a Material Adverse Effect on ISBF, and that, in the reasonable opinion of MidWestOne’s board of directors, by its nature cannot be cured on or prior to the Termination Date; or (ii) there shall have occurred or been proposed after the date of this Agreement, any change in any Legal Requirement, or after the date of this Agreement there shall have been any Order by any Regulatory Authority that could reasonably be expected to prevent or delay consummation of the Merger beyond the Termination Date;

(f) by ISBF or MidWestOne, by giving written notice of such termination to the other party, if: (i) the Federal Reserve, the Division or any Regulatory Authority the approval of which is required for consummation of the Contemplated Transactions has denied approval of any of the Contemplated Transactions and such denial has become final and nonappealable; (ii) any application, filing or notice for a regulatory approval has been withdrawn at the request or recommendation of the applicable Regulatory Authority and a petition for rehearing shall not have been granted or an amended application shall not have been accepted for filing by the applicable Regulatory Authority within the sixty (60) day period following such withdrawal; or (iii) the Effective Time shall not have occurred at or before 11:59 p.m. on May 31, 2008 (the “Termination Date”), provided, however (and without limiting the applicability, if any, of the provisions of Section 11.2 below, with respect to the occurrence of any event described in clauses (i) or (ii) above), that the right to terminate this Agreement under this Section 11.1(f) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of the event described in clause (iii) above;

(g) by ISBF, by giving written notice of such termination to MidWestOne, and subject to the special termination fee set forth in Section 11.5(a) if: (i) MidWestOne breaches any of its obligations under Section 6.6; (ii) MidWestOne breaches any of its obligations under Section 6.9 to call a shareholders’ meeting to vote on, and to recommend to its shareholders to vote to approve, this Agreement and the Contemplated Transactions, including the Merger; or (iii) MidWestOne’s shareholders fail to approve this Agreement and the Merger;

(h) by MidWestOne, by giving written notice of such termination to ISBF, and subject to the special termination fee set forth in Section 11.5(b) if: (i) ISBF breaches any of its obligations under Section 7.6; (ii) ISBF breaches any of its obligations under Section 7.8 to call a shareholders’ meeting to vote on, and to recommend to its shareholders to vote to approve, this Agreement and the Contemplated Transactions, including the Merger; or (iii) ISBF’s shareholders fail to approve this Agreement and the Merger;

(i) by ISBF, by giving written notice of such termination to MidWestOne, and subject to the special termination fee set forth in Section 11.5(a), if ISBF receives an Unsolicited ISBF Proposal that is determined in good faith by the ISBF Board of Directors, after consultation with ISBF’s financial advisor, is on terms that are more favorable to the shareholders of ISBF than the Merger and has a reasonable prospect of being consummated in accordance with its terms (a “Superior ISBF Proposal”); provided, however, that ISBF shall not be permitted to terminate this Agreement pursuant to this Section 11.1(i) unless ISBF shall have given MidWestOne five (5) Business Days’ prior written notice thereof (or, if there are less than five (5) Business Days remaining prior to the Closing, written notice prior to the Closing) of its intent to so terminate this Agreement pursuant to this Section 11.1(i), together with a summary of the terms of, and the identity of the Person making, such Superior ISBF Proposal;

(j) by MidWestOne, by giving written notice of such termination to ISBF, and subject to the special termination fee set forth in Section 11.5(b), if MidWestOne receives an Unsolicited MidWestOne Proposal that is determined in good faith by the MidWestOne Board of Directors, after consultation with MidWestOne’s financial advisor, is on terms that are more favorable to the shareholders of MidWestOne than the Merger and has a reasonable prospect of being consummated in accordance with its terms (a “Superior MidWestOne Proposal”), provided, however, that MidWestOne shall not be permitted to terminate this Agreement pursuant to this Section 11.1(j) unless MidWestOne shall have given ISBF five (5) Business Days’ prior written notice thereof (or, if there are less than five (5) Business Days remaining prior to the Closing, written notice prior to the Closing) of its intent to so terminate this Agreement pursuant to this Section 11.1(j), together with a summary of the terms of, and the identity of the Person making, such Superior MidWestOne Proposal;

(k) by ISBF, by giving written notice of such termination to MidWestOne, and subject to the special termination fee set forth in Section 11.5(b), if the fairness opinion provided for in Section 9.10 shall have been withdrawn prior to the Closing; or

(l) by MidWestOne, by giving written notice of such termination to ISBF, and subject to the special termination fee set forth in Section 11.5(a), if the fairness opinion provided for in Section 10.11 shall have been withdrawn prior to the Closing.

Section 11.2 Effect of Termination or Abandonment. In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 11.1, this Agreement shall become null and void, ISBF shall bear all ISBF Transactional Expenses, MidWestOne shall bear all MidWestOne Transactional Expenses, and there shall be no liability of one party to the other or any restrictions on the future activities on the part of any party to this Agreement, or its respective directors, officers or shareholders, except for the obligations of ISBF and MidWestOne concerning confidentiality referred to in Section 6.1 and Section 7.1, respectively, and except as provided under Section 11.3, Section 11.4 and Section 11.5.

Section 11.3 Payments to MidWestOne. Subject to the further provisions of this Section, if ISBF terminates this Agreement pursuant to Section 11.1(k), then ISBF shall pay to

MidWestOne, upon its written demand, the MidWestOne Transactional Expenses in an amount not to exceed $350,000. Also subject to the further provisions of this Section, if MidWestOne terminates this Agreement pursuant to Section 11.1(e)(i)(A), Section 11.1(e)(i)(B) (and such representation was breached as of the date of this Agreement), Section 11.1(h)(i) or Section 11.1(h)(ii), then in any such case, ISBF shall pay to MidWestOne, upon its written demand, the MidWestOne Transactional Expenses in an amount not to exceed $350,000, and an additional sum equal to $1.0 million (the “ISBF Base Termination Fee”). The payment of the sums described in this Section shall be made by wire transfer of immediately available funds to such account as MidWestOne shall designate, such sums shall constitute liquidated damages and the receipt thereof shall be the sole and exclusive remedy of MidWestOne and the MidWestOne Subsidiaries against ISBF, the ISBF Subsidiaries and their respective officers, directors, employees and shareholders for any claims arising from or relating in any way to this Agreement or the transactions contemplated herein; provided, however, that nothing herein shall preclude or bar MidWestOne from asserting or enforcing any such claim against any Person other than ISBF, the ISBF Subsidiaries and their respective officers, directors, employees and shareholders and the foregoing is made expressly subject to the provisions of Section 11.5. Notwithstanding the foregoing, this Section 11.3 shall not require ISBF to pay to MidWestOne any ISBF Base Termination Fee or MidWestOne Transactional Expenses if the Merger is not consummated as a result of the lawful termination of this Agreement by (x) the mutual consent of MidWestOne and ISBF pursuant to Section 11.1(a), (y) MidWestOne or ISBF pursuant to Section 11.1(f), or (z) MidWestOne pursuant to Section 11.1(e)(ii).

Section 11.4 Payments to ISBF. Subject to the further provisions of this Section, if MidWestOne terminates this Agreement pursuant to Section 11.1(l), then MidWestOne shall pay to ISBF, upon its written demand, the ISBF Transactional Expenses in an amount not to exceed $350,000. Also subject to the further provisions of this Section, if ISBF terminates this Agreement pursuant to Section 11.1(d)(i)(A), Section 11.1(d)(i)(B) (and such representation was breached as of the date of this Agreement), Section 11.1(g)(i) or Section 11.1(g)(ii), then in any such case, MidWestOne shall pay to ISBF, upon its written demand, the ISBF Transactional Expenses in an amount not to exceed $350,000, and an additional sum equal to $1.0 million (the “MidWestOne Base Termination Fee”). The payment of the sums described in this Section shall be made by wire transfer of immediately available funds to such account as ISBF shall designate, such sums shall constitute liquidated damages and the receipt thereof shall be the sole and exclusive remedy of ISBF and the ISBF Subsidiaries against MidWestOne, the MidWestOne Subsidiaries and their respective officers, directors, employees and shareholders for any claims arising from or relating in any way to this Agreement or the transactions contemplated herein; provided, however, that nothing herein shall preclude or bar ISBF from asserting or enforcing any such claim against any Person other than MidWestOne, the MidWestOne Subsidiaries and their respective officers, directors, employees and shareholders and the foregoing is made expressly subject to the provisions of Section 11.5. Notwithstanding the foregoing, this Section 11.4 shall not require MidWestOne to pay ISBF any MidWestOne Base Termination Fee or ISBF Transactional Expenses if the Merger is not consummated as a result of the lawful termination of this Agreement by (x) the mutual consent of MidWestOne and ISBF pursuant to Section 11.1(a), (y) MidWestOne or ISBF pursuant to Section 11.1(f), or (z) ISBF pursuant to Section 11.1(d)(ii).

Section 11.5 Special Termination Fees. (a) If this Agreement is terminated by ISBF pursuant to Section 11.1(d)(i)(A) or Section 11.1(g) or by MidWestOne pursuant to Section 11.1(j) or Section 11.1(l), and within twelve (12) months after such termination MidWestOne shall enter into a definitive written agreement with any Person (other than ISBF and its Affiliates) with respect to an acquisition of not less than twenty percent (20%) of the outstanding shares of MidWestOne Common Stock or all or substantially all of the assets of MidWestOne or MidWestOne Bank, MidWestOne shall pay to ISBF, within ten (10) Business Days after the execution of such definitive agreement, the amount of $2.0 million by wire transfer of immediately available funds to such account as ISBF shall designate.

(b) If this Agreement is terminated by MidWestOne pursuant to Section 11.1(e)(i)(A) or Section 11.1(h) or by ISBF pursuant to Section 11.1(i) or Section 11.1(k), and within twelve (12) months after such termination ISBF shall enter into a definitive written agreement with any Person (other than MidWestOne and its Affiliates) with respect to an acquisition of not less than twenty percent (20%) of the outstanding shares of ISBF Common Stock or all or substantially all of the assets of ISBF or the ISBF Subsidiary Banks, ISBF shall pay to MidWestOne, within ten (10) Business Days after the execution of such definitive agreement, the amount of $2.0 million by wire transfer of immediately available funds to such account as MidWestOne shall designate.

(c) All payments made pursuant to this Section shall constitute liquidated damages and the receipt thereof shall be the sole and exclusive remedy of the receiving party against the party making such payment, its Affiliates and their respective directors, officers and shareholders for any claims arising out of or relating in any way to this Agreement or the transactions contemplated herein; provided, however, that nothing herein shall preclude or bar the party receiving such payment from asserting or enforcing any such claim against any Person other than the party making such payment, such party’s Affiliates and their respective officers, directors, employees and shareholders.

ARTICLE 12

MISCELLANEOUS

Section 12.1 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Iowa applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws.

Section 12.2 Assignments, Successors and No Third Party Rights. Neither party to this Agreement may assign any of its rights under this Agreement without the prior written consent of the other party. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, other than Section 7.10, which is intended to be for the benefit of the individuals covered thereby.

Section 12.3 Waiver. Except as provided in Article 11, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 12.4 Confidentiality. Between the date of this Agreement and the Closing Date, each of ISBF and MidWestOne will maintain in confidence, and will cause each of its respective Representatives to maintain in confidence, and not use to the detriment of the other or its Subsidiaries any written, oral, or other information obtained in confidence from the other of any of its Subsidiaries in connection with this Agreement or the Contemplated Transactions, unless: (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party; (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions; or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with any legal proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

Section 12.5 Notices. All notices, consents, waivers and other communications under this Agreement must be in writing (which shall include facsimile communication) and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or telecopied:

If to ISBF, to:

ISB Financial Corp.
102 South Clinton St.
Iowa City, Iowa 52240
Telephone:	(319) 356-5800
Facsimile:	(319) 356-5849
Attention:	Charles N. Funk, President

with copies to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 N. Madison Avenue, Suite 3900
Chicago, Illinois 60606
Telephone:	(312) 984-3100
Facsimile:	(312) 984-3150
Attention:	John E. Freechack, Esq.

If to MidWestOne, to:

MidWestOne Financial Group, Inc.
222 First Avenue East
Oskaloosa, Iowa 52577
Telephone:	(641) 673-8448
Facsimile:	(641) 673-7836
Attention:	Charles S. Howard
Chairman, President and Chief Executive Officer

with copies to:

Vedder, Price, Kaufman & Kammholz, P.C.
222 N. LaSalle Street
Chicago, Illinois 60601
Telephone:	(312) 609-7762
Facsimile:	(312) 609-5005
Attention:	Daniel C. McKay, II, Esq.

or to such other Person or place as MidWestOne shall furnish to ISBF or ISBF shall furnish to MidWestOne in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided in this Section, five Business Days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next Business Day after deposit with such service; and (d) if by facsimile, on the next Business Day.

Section 12.6 Entire Agreement. This Agreement the Schedules and any documents executed by the parties pursuant to this Agreement and referred to herein, and the Confidentiality Agreement, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

Section 12.7 Modification. This Agreement may not be amended except by a written agreement signed by each of MidWestOne and ISBF. Without limiting the foregoing, MidWestOne and ISBF may by written agreement signed by each of them: (a) extend the time for the performance of any of the obligations or other acts of the parties hereto; (b) waive any inaccuracies in the representations or warranties contained in this Agreement or in any document delivered pursuant to this Agreement; and (c) waive compliance with or modify, amend or supplement any of the conditions, covenants, agreements, representations or warranties contained in this Agreement or waive or modify performance of any of the obligations of any of the parties hereto, which are for the benefit of the waiving party; provided, however, that no such modification, amendment or supplement agreed to after authorization of this Agreement by the shareholders of ISBF and MidWestOne shall affect the rights of ISBF’s or MidWestOne’s shareholders, respectively, in any manner which is materially adverse to such Persons.

Section 12.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.

Section 12.9 Further Assurances. The parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 12.10 Survival. Except for covenants that are expressly to be performed after the Closing, the representations, warranties and covenants contained herein shall not survive beyond the Closing.

Section 12.11 Counterparts. This Agreement and any amendments thereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

ISB FINANCIAL CORP.

By:	/s/ Charles N. Funk
Name:	Charles N. Funk
Title:	President

MIDWESTONE FINANCIAL GROUP, INC.

By:	/s/ Charles S. Howard
Name:	Charles S. Howard
Title:	President and Chief Executive Officer

List of Exhibits

Exhibit A—Amended and Restated Articles of Incorporation of ISBF

Exhibits B-1 and B-2—Amendments to ISBF Bylaws

Exhibit C—Composition of Board of Directors of Surviving Company

Exhibit D—Form of Voting Agreement

Exhibit E—Form of Affiliate Letter

Exhibits F-1 through F-4—Forms of Agreements with MidwestOne and ISBA Executives

Exhibit G—Form of Shareholder Sale Agreement

The foregoing exhibits and the schedules referred to in this Agreement have been omitted from the copy of this Agreement being filed with the Current Report on Form 8-K of MidwestOne. MidWestOne agrees to furnish supplementally copies of the omitted exhibits and schedules to the Commission upon request.